Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

DARDEN RESTAURANTS, INC.,

CHEETAH MERGER SUB INC.

and

CHUY’S HOLDINGS, INC.

July 17, 2024

i

ii

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 17, 2024, is entered into by and among Darden Restaurants, Inc., a Florida corporation (“Parent”), Cheetah Merger Sub Inc., a Delaware corporation and an indirect, wholly-owned subsidiary of Parent (“Merger Sub”), and Chuy’s Holdings, Inc., a Delaware corporation (the “Company”).

WHEREAS, subject to the terms and conditions of this Agreement, the parties intend that Merger Sub be merged with and into the Company (the “Merger” and, together with the other transactions contemplated by this Agreement, collectively, the “Transactions”), with the Company surviving the Merger as an indirect, wholly-owned Subsidiary of Parent in accordance with the Delaware General Corporation Law (as amended, the “DGCL”);

WHEREAS, the Company Board has unanimously (a) approved this Agreement and the Transactions, (b) determined and declared that this Agreement and the Transactions are advisable, and in the best interests of, the Company and its stockholders, (c) directed that this Agreement be submitted to the Company’s stockholders for their approval and (d) resolved, subject to the terms and conditions of this Agreement, to recommend that the Company’s stockholders adopt this Agreement;

WHEREAS, the Parent Board has unanimously (a) approved this Agreement and the Transactions and (b) determined and declared that this Agreement and the Transactions are advisable, and in the best interests of, Parent;

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Transactions as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements of the parties set forth below, and for other good and valuable consideration the receipt and sufficient of which are hereby acknowledge, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions.

(a) As used herein, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement between the Company and any Third Party containing terms no less favorable, in the aggregate, to the Company than the terms of the Confidentiality Agreement; provided, however, that such confidentiality agreement (i) may contain provisions that permit the Company to comply with this Agreement, including the provisions of Section 6.02, (ii) shall not in any way restrict the Company or its Representatives from complying with their respective obligations under this Agreement, (iii) need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal and (iv) shall not require the Company or any of its Subsidiaries to reimburse the costs or expenses of any Person.

“Acquisition Proposal” means any bona fide written offer or proposal from any Third Party relating to any transaction or series of related transactions involving any (i) direct or indirect purchase or other acquisition (whether in a single transaction or a series of related transactions) by any Third Party, whether from the Company or any other Person(s), of shares of Company Common Stock representing more than twenty percent (20%) of the Company Common Stock outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Third Party that, if consummated in accordance with its terms, would result in a Third Party beneficially owning more than twenty percent (20%) of the Company Common Stock outstanding after giving effect to the consummation of such tender or exchange offer; (ii) direct or indirect purchase or other acquisition (whether in a single transaction or a series of related transactions) by any Third Party, or stockholders or other equity holders of any such Third Party, of more than twenty percent (20%) of the consolidated assets of the Company and its Subsidiaries taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition); or (iii) merger, amalgamation, consolidation, share exchange, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company or any of its Subsidiaries pursuant to which any Third Party, or stockholders or equity holders of any Third Party, would hold shares of Company Common Stock representing more than twenty percent (20%) of the Company Common Stock outstanding or obtain more than twenty percent (20%) of the consolidated assets of the Company and its Subsidiaries taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition), in each case, after giving effect to the consummation of such transaction.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. As used in this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable Law to close.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2023, and the footnotes thereto set forth in the Company’s annual report on Form 10-K for the fiscal year then ended filed by the Company with the SEC on February 29, 2024.

“Company Board” means the board of directors of the Company.

“Company Common Stock” means shares of common stock, par value $0.01 per share, of the Company.

“Company Credit Facility” means the Amended and Restated Credit Agreement dated as of September 27, 2023, by and among the Company, as borrower, the Subsidiaries of the Company, as guarantors, the lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as administrative agent, swingline lender and issuing lender, as amended, modified or supplemented from time to time.

“Company Equity Awards” means the Company Stock Options, the Company RSUs and any other outstanding equity-based award (whether vested or unvested) denominated in, or the value of which is based on, shares of Company Common Stock.

“Company Financial Advisor” means Piper Sandler & Co.

“Company Information” means all information, in any form, maintained, owned or controlled by or on behalf of the Company or any of its Subsidiaries.

“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any change, event, effect, development, condition, occurrence or circumstance (each, an “Effect”) that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the business, assets, properties, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, that none of the following will be deemed to be or constitute a Company Material Adverse Effect or be taken into account when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur (subject to the limitations set forth below):

(i) changes in general economic conditions, or changes in conditions in the global, international or United States economy generally;

(ii) changes in conditions in the financial markets, credit markets or capital markets, including (A) changes in interest rates or credit ratings; (B) changes in exchange rates for the currencies of any country; or (C) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

(iii) changes in conditions in the industries in which the Company and its Subsidiaries conduct business (including supply chain delays and increases in raw material prices);

(iv) changes in regulatory, legislative or political conditions (including civil unrest, protests and public demonstrations, any government responses thereto (e.g., curfews or government shutdowns or slowdowns) and any escalation or worsening thereof);

(v) changes in geopolitical or social conditions, outbreak of hostilities, acts of war (whether or not declared), sabotage, widespread cyber-attack, terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions);

(vi) earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events;

(vii) any (A) epidemic, pandemic or disease outbreak, human health crises or other force majeure events, in each case, including any worsening thereof, or (B) Law or mandate, directive, pronouncement, guideline or recommendation issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak or any change in such Law or directive, pronouncement or guideline or interpretation thereof, or any material worsening of such conditions;

(viii) changes in GAAP or applicable Laws (or the enforcement, implementation or interpretation of any of the foregoing);

(ix) the negotiation, execution, delivery or performance of this Agreement, or the announcement of this Agreement or the pendency or performance of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Company and its Subsidiaries with customers, suppliers, lenders, lessors, business partners, employees, Governmental Authorities, vendors or any other Person (provided, that the exceptions set forth in this clause (ix) shall not apply to any breach of or inaccuracy in any representation or warranty set forth in this Agreement to the extent such representation or warranty expressly addresses the consequences of the negotiation, execution, delivery, performance or announcement of this Agreement or the Transactions);

(x) the compliance by any party hereto with the terms of this Agreement, including any action required to be taken or refrained from being taken pursuant to this Agreement;

(xi) any action taken or refrained from being taken, in each case to which Parent has expressly approved, consented to or requested in writing following the date of this Agreement;

(xii) changes in the price or trading volume of the Company Common Stock, in and of itself (it being understood that the underlying cause of such change may be taken into consideration when determining whether a Company Material Adverse Effect has occurred, unless otherwise excluded by the exceptions to this definition);

(xiii) any failure, in and of itself, by the Company and its Subsidiaries to meet (A) any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period or (B) any budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause of any such failure described in the foregoing clauses (A) or (B) may be taken into consideration when determining whether a Company Material Adverse Effect has occurred, unless otherwise excluded by the exceptions to this definition);

(xiv) the availability or cost of equity, debt or other financing to Parent or Merger Sub;

(xv) the identity of, or any facts or circumstances relating to, Parent, Merger Sub, or their respective Affiliates or the announcement or disclosure of their respective plans or intentions with respect to the Company, its Subsidiaries or their business;

(xvi) any Transaction Litigation; or

(xvii) any breach by Parent or Merger Sub of this Agreement;

provided that, in each case of clauses (i), (ii), (iii), (iv), (v), (vi), (vii) and (viii), any such Effect shall be taken into account to the extent that such Effect has had, or would reasonably be expected to have, a disproportionate adverse effect on the Company relative to other companies operating in the same segment of the restaurant industry in the United States, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred.

“Company Organizational Documents” means (i) the amended and restated bylaws of the Company, as amended, and (ii) the amended and restated certificate of incorporation of the Company, as amended, filed with the Secretary of State of the State of Delaware.

“Company Preferred Stock” means shares of preferred stock, par value $0.01 per share, of the Company.

“Company RSU” means restricted stock units of the Company granted and outstanding pursuant to a Company Stock Plan, whether subject to time- or performance-based vesting.

“Company SEC Documents” means, collectively, all registration statements, prospectuses, forms, reports, schedules, statements and other documents (including exhibits and schedules thereto and all other information incorporated by reference) filed or furnished (as applicable) by the Company with the SEC since and including the Lookback Date under the Exchange Act or the Securities Act, including any amendments thereto since the time of their filing.

“Company Stock Option” means each option (whether vested or unvested) to purchase shares of Company Common Stock outstanding under a Company Stock Plan, other than options to purchase shares under the ESPP.

“Company Stock Plan” means the Company’s 2020 Omnibus Incentive Plan, the Company’s 2012 Omnibus Equity Incentive Plan and the ESPP, as applicable.

“Continuing Employee” means each employee of the Company or its Subsidiaries immediately prior to the Effective Time who continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation) following the Effective Time.

“Contract” means any written or oral contract, agreement, note, bond, indenture, mortgage, guarantee, option, lease (or sublease), license, sales or purchase order, warranty, commitment, or other instrument, obligation, arrangement or understanding of any kind to which the Company or any of its Subsidiaries is a party that is (or purports to be) legally binding.

“Employee Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA) and each other bonus, stock option, stock purchase or other equity or equity-based, incentive compensation, profit sharing, savings, retirement, disability, vacation, deferred compensation, employment, individual consulting, individual services, severance, termination, retention, success, change of control, welfare, fringe benefit, and other similar plan, agreement (including individual agreements) or arrangement maintained or contributed to (or required to be contributed to) by the Company or any Subsidiary (or to which the Company or a Subsidiary is a party) with or for the benefit of any current or former employee, director, or other individual service provider of the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has or would reasonably be expected to have any liability, other than any such plan, scheme or arrangement that is required to be maintained, or contributed to, by the Company or any of its Subsidiaries pursuant to applicable Law, or any of the foregoing that is sponsored or maintained by a Governmental Authority.

“Environmental Law” means any applicable Law relating to pollution (or the cleanup thereof), Releases of Hazardous Substances (or remediation thereof), or protection of human health or safety (with respect to pollution or exposure to Hazardous Substances), or the environment or natural resources.

“Environmental Permits” means any licenses, permits, authorizations or registrations required under Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each Person, trade or business, whether or not incorporated, under common control with the Company or any of its Subsidiaries and that, together with the Company or any of its Subsidiaries, is, has been (at a relevant time with respect to which the Company or any of its Subsidiaries continues to have any liability) or would be treated as a single employer for purposes of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Party” means any Third Party that submitted a written bona fide Acquisition Proposal to the Company after the date hereof and prior to the No-Shop Period Start Date that the Company Board determines, in good faith after consultation with its outside legal counsel and financial advisors, constitutes, or is reasonably be expected to result in, a Superior Proposal; provided, that an Excluded Party shall cease to be an “Excluded Party” at the earliest to occur of (i) such Person (or its Representative) notifies the Company in writing (email being sufficient) that such Acquisition Proposal is withdrawn (it being understood that any amendment, modification or replacement of such Acquisition Proposal shall not, in and of itself, be deemed a withdrawal of such Acquisition Proposal), (ii) such time as the negotiations between the Company and such Third Party with respect to such Acquisition Proposal have been terminated in writing (email being sufficient) or (iii) the Company Board’s determination that such Acquisition Proposal no longer constitutes or is no longer reasonably expected to result in a Superior Proposal.

“executive officer” shall be as defined in Rule 16a-1(f) under the Exchange Act.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977.

“GAAP” means generally accepted accounting principles in the United States as in effect at the date of the subject financial statements, consistently applied.

“Governmental Authority” means any government, political subdivision, governmental, administrative, self-regulatory or regulatory entity or body, department, commission, board, agency or instrumentality, or other legislative, executive or judicial governmental entity, and any court, tribunal, judicial or arbitral body, in each case whether federal, national, state, county, municipal, provincial, local, foreign or multinational.

“Governmental Authorization” means any authorizations, approvals, licenses, franchises, clearances, permits, certificates, waivers, consents, exemptions, variances, expirations and terminations of any waiting period requirements issued by or obtained from, and any notices, filings, registrations, qualifications, declarations and designations with or to, a Governmental Authority (including, for the avoidance of doubt, any liquor, beer, wine, mixed beverage or other alcohol permit or license).

“Hazardous Substance” means (i) any material, substance or waste that is listed, defined or regulated as “hazardous” or “toxic,” or as a “pollutant” or “contaminant” under Environmental Laws; (ii) petroleum, its derivatives and its by-products; and (iii) asbestos, lead, toxic mold, urea formaldehyde insulation, radon, per- and polyfluoroalkyl substances and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incentive Plans” means the Company’s Senior Management Incentive Plan, the Company’s Supervisor Bonus Plan, the Company’s Vice President Bonus Plan and the Company’s Corporate Bonus Plan.

“Indebtedness” means, with respect to the Company and its Subsidiaries, without duplication, (i) any indebtedness for borrowed money, including under the Company Credit Facility (other than between or among the Company and its Subsidiaries), (ii) any obligations evidenced by bonds, debentures, notes or similar instruments (other than between or among the Company and its Subsidiaries), (iii) any obligations or liabilities pursuant to guarantees and arrangements having the economic effect of (A) a guarantee of any Indebtedness or (B) any lease obligations, in each case, of any other Person (other than between or among the Company and its Subsidiaries), (iv) any obligations under any swap, forward, futures, warrant, option or other derivative transaction, or interest rate or foreign currency protection agreement, (v) any obligations in respect of letters of credit, bank guarantees, security or performance bonds or similar Contracts or arrangements (other than security or performance bonds entered into in the ordinary course of business consistent with past practice), and (vi) any obligations for guarantees by the Company or one of its Subsidiaries of any Indebtedness described in clauses (i) through (v) of any other Person, other than a wholly owned Subsidiary of the Company; provided, that Indebtedness shall not include (A) accounts receivable and payable in the ordinary course of business, (B) any liability for Taxes or (C) any Indebtedness from the Company to a wholly-owned Subsidiary of the Company (or vice versa) or between wholly-owned Subsidiaries of the Company.

“Information Security Incident” means any (i) unauthorized access to or loss, alteration, destruction, use, disclosure or acquisition of Company Information or (ii) compromise to the security, confidentiality, integrity or availability of Personal Information, Company Information or Systems.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (i) patents, patent applications, utility models and applications for utility models, inventor’s certificates and applications for inventor’s certificates, and invention disclosure statements, together with all reissuances, continuations, continuations-in-part, divisionals, revisions, extensions, and reexaminations thereof (“Patents”); (ii) works of authorship and copyrights (whether registered or unregistered), applications for copyright registration (and all translations, adaptations, derivations and combinations of the foregoing) and all moral rights associated with any of the foregoing (“Copyrights”); (iii) trademarks, service marks, trade names, logos, slogans, trade dress and other source indicators and registrations and applications to register any of the foregoing, including intent-to-use registrations or similar pending reservations of marks (as well as all goodwill associated with each of the foregoing) (“Marks”); (iv) internet domain names and social media identifiers and handles; (v) rights in software (including object code or source code), data, data sets, databases, and collections of data; (vi) rights in trade secrets, confidential information, know-how, ideas, methods, recipes, formulae, methodologies, processes, technology, customer lists and inventions; and (vii) any and all rights (created or arising under the laws of any jurisdiction anywhere in the world, whether statutory or common law) now existing and related to any of clauses (i) through (vi) above (or any other equivalent or similar type of proprietary intellectual property right arising from or related to intellectual property to the extent protectable by applicable Law).

“Intervening Event” means a material Effect that was not known (or if known, the magnitude or material consequences of which were unknown and not reasonably foreseeable) by the Company Board as of the date hereof, and which Effect (or consequences thereof) becomes known to the Company Board after the date hereof and prior to obtaining the Company Stockholder Approval.

“Knowledge of the Company” means the actual knowledge of each of Steve Hislop, Jon Howie and Tim Larson and such knowledge that would be obtained by any such person after conducting a reasonable inquiry of the appropriate employees (at the managerial level and above) of the Company and its Subsidiaries who would reasonably be expected to have actual knowledge of the relevant matter.

“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority, and any award, order or decision of an arbitrator or arbitration panel with jurisdiction over the parties and subject matter of the dispute.

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude or transfer restriction.

“Lookback Date” means January 1, 2022.

“Material Contract” means any of the following Contracts (together with any Contract of the type described in subclauses (i) through (xix) entered into after the date of this Agreement and prior to the Closing) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their assets or businesses are legally bound:

(i) any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K that constitute an Employee Plan) with respect to the Company and its Subsidiaries, taken as whole, or Contract that is required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC;

(ii) any Contract with a Top Supplier;

(iii) any Contract containing any covenant limiting the right of the Company or any of its Subsidiaries to (A) engage in any line of business, (B) own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses or (C) solicit, hire, engage, retain or employ any Person’s current or former employees, in each case, other than (1) any such Contracts that may be cancelled without material liability to the Company or its Subsidiaries upon notice of ninety (90) days or less or (2) solely in the case of clauses (A) and (C), are not material to the Company and its Subsidiaries, taken as a whole;

(iv) any Contract that limits the ability of the Company or its Subsidiaries to enter into a line of business or operate in any geographic area or market segment (including as a result of restrictions on the use of Company Intellectual Property) or that provides for exclusivity in connection with any of the foregoing;

(v) any Contract containing “most favored nation,” “exclusivity” or similar provisions that are material to the Company, other than any such Contracts that may be cancelled without material liability to the Company or its Subsidiaries upon notice of ninety (90) days or less;

(vi) any Contract (other than the Confidentiality Agreement) containing a standstill or similar agreement pursuant to which the Company or any of its Subsidiaries has agreed not to acquire (or agreed to cause any other Person not to acquire) assets or securities of a Person;

(vii) any Contract (A) containing any “earn-out” provisions or other contingent payment obligations that would reasonably be expected to result in payment obligations by the Company or any of its Subsidiaries after the date of this Agreement, or (B) under which the Company or any of its Subsidiaries has continuing obligations (1) relating to the disposition or acquisition of assets by the Company or any of its Subsidiaries with a fair market value in excess of seven hundred and fifty thousand Dollars ($750,000) other than in the ordinary course of business consistent with past practice, or (2) pursuant to which the Company or any of its Subsidiaries acquired an ownership interest in any other Person or other business enterprise, other than any Subsidiary of the Company, with such ownership interest having a fair market value in excess of seven hundred and fifty thousand Dollars ($750,000);

(viii) any Contract under which the Company or any of its Subsidiaries has continuing obligations and involve payments after the date of this Agreement in excess of seven hundred and fifty thousand Dollars ($750,000);

(ix) any Contract (A) with respect to Indebtedness for borrowed money; (B) providing for Indebtedness (other than for borrowed money) in excess of five hundred thousand Dollars ($500,000); (C) providing for Indebtedness comprising guarantees of third party obligations or liabilities in excess of two hundred and fifty thousand Dollars ($250,000); or (D) that creates or grants a Lien on any material property or material asset of the Company or any of its Subsidiaries other than Permitted Liens (excluding, for the avoidance of doubt, intercompany loans between the Company and any of its Subsidiaries or between any Subsidiaries of the Company);

(x) any Contract obligating the Company or any of its Subsidiaries to make any capital commitment or capital expenditure in an amount in excess of seven hundred and fifty thousand Dollars ($750,000) that may not be cancelled without material liability to the Company or its Subsidiaries upon notice of ninety (90) days or less;

(xi) any (A) Real Property Lease or (B) Contract relating to the future or potential acquisition, development, sale or lease of a restaurant or real property, under which the Company and its Subsidiaries owe an amount in excess of seven hundred and fifty thousand Dollars ($750,000), and that may not be cancelled without material liability to the Company or its Subsidiaries upon notice of ninety (90) days or less;

(xii) any Contract that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries or prohibits the pledging of capital stock of the Company or any of its Subsidiaries;

(xiii) any Contract pursuant to which the Company or any of its Subsidiaries grants to a third party a license to any Company Intellectual Property or a third party grants to the Company or any of its Subsidiaries a license to any Intellectual Property owned by such third party (including agreements concerning the ownership of recipes and the ownership and/or manufacture of an ingredient specifically designed for the Company or any of its Subsidiaries (i.e., ingredients that are not readily commercially available)), in each case, that are material to the business of the Company and its Subsidiaries, taken as a whole (“Licensed Intellectual Property”), other than (A) licenses of commercially available off-the-shelf software, (B) licenses of third party Intellectual Property that is not a primary purpose of the Contract or material to the business of the Company or any of its Subsidiaries, and (C) non-exclusive licenses granted in the ordinary course of business consistent with past practice;

(xiv) any employment, consulting, services, severance, termination, bonus or incentive compensation, deferred compensation or other compensatory Contract with a director, officer, employee or individual independent contractor that (A) provides for annual compensation in excess of two hundred thousand Dollars ($200,000) and (B) is not terminable on ninety (90) days or less notice without liability for any penalty or severance payment;

(xv) any Contract providing for indemnification of any officer, director or employee by the Company or any of its Subsidiaries;

(xvi) any collective bargaining agreement or other similar Contract with a labor union, works council, or labor organization;

(xvii) any Contract with (A) any state or local Governmental Authority that involves amounts of one hundred thousand Dollars ($100,000) or more or (B) any federal Governmental Authority that involves amounts of ten thousand Dollars ($10,000) or more;

(xviii) any Contract that involves a joint venture or partnership (it being understood that this clause (xviii) does not include commercial arrangements where there is no joint ownership by the Company or any of its Subsidiaries and the counterparty of equity in a Person); and

(xix) any Contract containing a commitment or agreement to enter into any of the foregoing.

“NASDAQ” means the Nasdaq Global Select Market.

“Order” means any order, judgment, judicial decision, decree (including any consent decree or similar agreed order or judgment), injunction, ruling, award, settlement, stipulation, writ or verdict, whether civil, criminal or administrative, in each case, that is entered, issued or rendered by any Governmental Authority of competent jurisdiction (whether temporary, preliminary or permanent).

“Organizational Documents” means the certificate or articles of incorporation, bylaws, certificate or articles of formation, partnership agreement, limited liability company agreement, operating agreement, declaration of trust and all other similar documents, instruments or certificates of a Person.

“Parent Board” means the board of directors of Parent.

“Permitted Liens” means any of the following: (i) liens for Taxes, assessments and governmental charges or levies either not yet delinquent or that are being contested in good faith and by appropriate proceedings and for which an adequate reserve is reflected in the Company’s financial statements in accordance with GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other liens or security interests that are not yet due or that are being contested in good faith and by appropriate proceedings and for which an adequate reserve is reflected in the Company’s financial statements in accordance with GAAP; (iii) liens imposed by applicable Law (other than Laws in respect of Tax); (iv) pledges or deposits to secure obligations pursuant to workers’ compensation Laws; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business;

(vi) defects, imperfections or irregularities in title, charges, easements, covenants and rights of way (unrecorded and of record) and other similar liens (or other encumbrances of any type), and zoning, building and other similar codes or restrictions, in each case, that do not adversely affect in any material respect the current occupancy and use of the applicable property; (vii) any non-exclusive licenses of any Intellectual Property entered into in the ordinary course of business; (viii) mortgages, pledges and other liens pursuant to the Company Credit Facility (and any refinancing, extension, renewal or replacement thereof); (ix) statutory, common Law or contractual liens securing payments not yet due, including liens of landlords pursuant to the terms of any Real Property Lease or liens against the interests of the landlord or owner of any Leased Real Property unless caused by the Company or any of its Subsidiaries; (x) liens (or other encumbrances of any type) that do not materially and adversely affect the current use of the applicable property or asset subject thereto; or (xi) liens (or other encumbrances of any type) reflected in (A) the Company SEC Documents prior to the date hereof or (B) the Company Balance Sheet.

“Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.

“Personal Information” means any Company Information relating to an identified or identifiable natural person, including, any information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or household.

“Privacy Commitments” means all (i) Privacy Laws; (ii) the Company’s written privacy policies, notices, or statements published by Company or its Subsidiaries directly related to the processing of Personal Information; (iii) internal written policies, procedures or standards of Company or its Subsidiaries directly relating to the processing of Personal Information; (iv) industry standards binding on the Company with respect to the security of Systems and the privacy, security, and other processing of Personal Information (including the Payment Card Industry Data Security Standard); and (v) provisions of Contracts to which the Company or its Subsidiaries is bound to the extent directly related to the collection, use, disclosure, sale, licensing, transfer, security, storage, retention, disposal or other processing of Personal Information.

“Privacy Laws” means any applicable Laws directly relating to the privacy, confidentiality, protection, transfer, disclosure, sale or security of Personal Information or relating to the protection or security of Systems.

“Proceeding” means any claim, action, charge, lawsuit, litigation, arbitration or other similar legal proceeding brought by or pending before any Governmental Authority, arbitrator, mediator or other tribunal.

“Real Property” means the Owned Real Property and the Leased Real Property.

“Registered Intellectual Property” means all United States, international and foreign (i) Patents and Patent applications (including provisional applications); (ii) registered Marks and applications to register Marks (including intent-to-use applications, or other registrations or applications related to Marks); (iii) registered Copyrights and applications for Copyright registration; and (iv) internet domain names.

“Release” means any release, spill, emission, leaking, pumping, emitting, depositing, discharging, injecting, escaping, leaching, dispersing, dumping, pouring, or disposing into, onto or through the environment (including ambient air, surface water, ground water, land surface or subsurface strata).

“Representatives” means, with respect to any Person, the directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives of such Person.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“SEC” means the U.S. Securities and Exchange Commission or any successor thereto.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” means, with respect to any Person, any other Person (other than a natural Person) of which securities or other ownership interests (i) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (ii) representing more than fifty percent (50%) of such securities or ownership interests, in each case, are at the time directly or indirectly owned by such first Person.

“Superior Proposal” means any written Acquisition Proposal (with all references to “20%” in the definition of Acquisition Proposal being deemed to be references to “50%”) on terms that the Company Board has determined in good faith, after consultation with its financial advisors and outside legal counsel, and taking into account the changes, if any, to the terms of this Agreement proposed by Parent pursuant to Section 6.02(f), (i) if consummated, would be more favorable, from a financial point of view, to the Company’s stockholders than the Transactions (taking into account all relevant legal, regulatory, financial, timing, financing, conditionality and other aspects of such Acquisition Proposal) and (ii) is reasonably likely to be consummated in accordance with its terms.

“Systems” means all of the following that are owned by, used or relied on by the Company and its Subsidiaries: (i) software and software engines, (ii) computer hardware (whether general or special purpose), (iii) websites, website content and links, (iv) equipment used to process, store, maintain and operate data, database operating systems and electronic data processing, record keeping and communications, (v) telecommunications systems, networks, interfaces, platforms, servers, peripherals and computer systems and (vi) other information technology infrastructure, including any outsourced systems and processes.

“Tax” means any U.S. federal, state, local and non-U.S. taxes, assessments and similar governmental charges and impositions in the nature of a tax imposed by a Governmental Authority (including taxes based upon or measured by gross receipts, income, profits, gains, sales, use, or occupation, value added, ad valorem, transfer, franchise, wage or other withholding, payroll, estimated, severance, employment, unemployment, social security (or similar), workers’ compensation, excise, property, government pension plan, accumulated earnings, premiums, conveyance, net worth, capital stock, stamp, personal holding company, goods and services, environmental customs duties, registration, alternative, add-on minimum) together with any interest, penalties and additions to tax imposed thereon.

“Tax Return” means any return, declaration, report, statement, or information return required to be filed with a Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means the U.S. Internal Revenue Service and any other Governmental Authority responsible for the administration, imposition, or collection of any Tax.

“Termination Fee” means (i) if payable in connection with the valid termination of this Agreement by the Company pursuant to Section 8.01(h) (Superior Proposal) that occurs prior to the tenth (10th) day after the No-Shop Period Start Date in order to enter into an Alternative Acquisition Agreement providing for a Superior Proposal with an Excluded Party, an amount equal to $11,210,529, and (ii) if payable in any other circumstances, an amount equal to $22,421,057.

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than the Company, Parent or any of their respective Affiliates or Representatives (in such capacity).

“Transaction Litigation” means any Proceeding commenced or threatened against a party hereto, its Affiliates or its or their respective directors or officers or otherwise relating to, involving or affecting such party or its Affiliates or such directors or officers, in each case in connection with, arising from or otherwise relating to this Agreement or the Transactions, other than a Proceeding solely among the parties related to this Agreement.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of Treasury.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 and any similar Law.

“Willful Breach” means an intentional and material breach, or an intentional and material failure to perform, in each case that is the consequence of an act or omission by a party hereto with the knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement.

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Recommendation Change	6.02(e)
Agreement	Preamble
Alternative Acquisition Agreement	6.02(b)
Anti-Takeover Laws	4.03(c)
Benefit Transition Date	6.06(e)
Board Recommendation	4.03(a)
Capitalization Date	4.06(a)
Certificate of Merger	2.02(a)
Certificates	2.03(a)
Closing	2.01
Company	Preamble
Company Disclosure Letter	Article 4
Company Securities	4.06(c)
Company Stockholder Approval	4.02
Compensation Transition Date	6.06(a)
Confidentiality Agreement	6.12
Copyrights	1.01(a)
Covered Persons	6.08(a)
Current Premiums	6.08(b)
DGCL	Recitals
Effect	1.01(a)
Effective Time	2.02(b)

Term	Section
End Date	8.01(b)
Enforceability Exceptions	4.02
ESPP	2.06(a)
Franchise Agreements	4.19
FTC Rule	4.19
Indemnification Agreements	6.08(a)
Inquiry	6.02(a)
Leased Real Property	4.13(b)
Licensed Intellectual Property	1.01(a)
Marks	1.01(a)
Merger	Recitals
Merger Sub	Preamble
New Plans	6.06(e)
No-Shop Period Start Date	6.02(a)
Notice of Change of Recommendation	6.02(f)(iii)
Notice of Change Period	6.02(f)(iv)
Old Plans	6.06(e)
Option Consideration	2.06(b)
Other Anti-Bribery Laws	4.24
Owned Real Property	4.13(a)
Parent	Preamble
Patents	1.01(a)
Paying Agent	2.04(a)
Payment Fund	2.04(a)
Per Share Merger Consideration	2.03(a)
Proxy Statement	6.03(a)
Proxy Statement Clearance Date	6.03(c)
Real Property Leases	4.13(b)
RSU Award Payment	2.06(c)
Sanctions	4.25(a)
Significant Subsidiary	4.07(e)
Stockholders’ Meeting	6.03(c)
Subsidiary Securities	4.07(c)
Surviving Corporation	2.02(c)
Top Suppliers	4.26
Transactions	Recitals

Section 1.02 Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term defined in this Agreement shall be deemed also to define the corollary plural definition, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute and to the rules and regulations promulgated thereunder, in each case, as amended from time to time. References to “$” and “Dollars” are to the currency of the United States. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. Accounting terms used, but not specifically defined, in this Agreement shall be construed in accordance with GAAP. The phrases “made available”, “furnished” or similar phrases as used in this Agreement shall mean that the subject documents were either posted in the “Project Knockout” data room maintained by the Company or delivered to Parent or its accountants, attorneys or other agents at least one Business Day prior to the date hereof. If the day by which an action is required or permitted to be taken under the Agreement is a non-Business Day, then such action may be taken on the next succeeding Business Day.

ARTICLE 2

THE MERGER

Section 2.01 The Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 9:00 a.m., Eastern time, on a date that is no later than three (3) Business Days after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be by the electronic exchange of signatures and documents and, to the extent physical exchange and delivery is required, at the offices of Hunton Andrews Kurth, 951 E. Byrd Street, Richmond, VA 23219, unless another place is agreed to in writing by the parties hereto.

Section 2.02 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable after the Closing, Parent and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed and delivered to the Secretary of State of the State of Delaware for filing as provided in the DGCL.

(b) The Merger shall become effective on such date and at such time when the Certificate of Merger has been filed with the Secretary of State of the State of Delaware, or at such later time and date as may be agreed by the parties in writing and specified in the Certificate of Merger in accordance with the DGCL (the “Effective Time”).

(c) At the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. The Merger shall have the effects specified in the DGCL.

Section 2.03 Conversion of Shares. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any capital stock of Parent, Merger Sub or the Company:

(a) except as otherwise provided in Section 2.03(b), Section 2.03(c) or Section 2.05, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically canceled and converted into the right to receive $37.50 in cash without interest (the “Per Share Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be issued and outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate formerly representing any such shares of Company Common Stock (each, a “Certificate” and collectively, the “Certificates;” provided, however, that any references herein to “Certificate” or “Certificates” are deemed to include references to book-entry account statements relating to the ownership of shares of Company Common Stock) shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration for each share of Company Common Stock upon surrender of such Certificate in accordance with Section 2.04;

(b) each share of Company Common Stock owned or held in treasury by the Company and any shares of Company Common Stock owned by Parent or Merger Sub (or any of their respective Affiliates) immediately prior to the Effective Time shall automatically be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor; and

(c) each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one fully paid, nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.04 Surrender and Payment.

(a) Prior to the Effective Time, Parent shall appoint Equiniti Trust Company, LLC (formerly known as American Stock Transfer and Trust Company) as the paying agent (or such other nationally recognized paying agent designated by Parent and approved in writing by the Company) (the “Paying Agent”) to act as agent for the Company’s stockholders who shall become entitled to receive the Per Share Merger Consideration. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent the aggregate Per Share Merger Consideration (the “Payment Fund”). To the extent such fund diminishes for any reason below the level required to make prompt payment of the aggregate Per Share Merger Consideration, Parent and the Surviving Corporation shall promptly replace or restore, or cause to be replaced or restored, the shortfall in such fund so as to ensure that it is, at all times, maintained at a level sufficient to make such payments. The Payment Fund shall be invested by the Paying Agent as directed by Parent; provided, that (i) no such investment or losses thereon shall relieve Parent from making the payments required by this Article 2 or affect the amount of the aggregate Per Share Merger Consideration payable hereunder, and following any losses Parent shall promptly provide additional funds to the Paying Agent in the amount of any such losses, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement and (iii) such investments shall be in short-term obligations of the United States with maturities of no more than thirty (30) days, or guaranteed by, and backed by the full faith and credit of, the United States. Any and all interest or other amounts earned with respect to such funds shall become part of the Payment Fund and shall be paid to the Surviving Corporation on the earlier of twelve (12) months after the Effective Time or the full payment of the aggregate Per Share Merger Consideration. The Payment Fund shall not be used for any other purpose. The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of shares of Company Common Stock and the payment of the Per Share Merger Consideration in respect of such shares. Promptly after the Effective Time, and in any event no later than three (3) Business Days after the Effective Time, Parent shall send, or shall cause the Paying Agent to send, to each record holder of shares of Company Common Stock immediately prior to the Effective Time whose shares were converted into the right to receive the Per Share Merger Consideration pursuant to Section 2.03(a) a letter of transmittal and instructions in forms reasonably satisfactory to the Company (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery or transfer of the Certificates (or affidavits of loss in lieu of the Certificates pursuant to Section 2.09) to the Paying Agent for use in such exchange).

(b) Each holder of shares of Company Common Stock that have been converted into the right to receive the Per Share Merger Consideration shall be entitled to receive the Per Share Merger Consideration in respect of each share of Company Common Stock represented by a Certificate, promptly, upon (i) surrender to the Paying Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Paying Agent, or (ii) in the case of a book-entry transfer of shares of Company Common Stock, receipt of a customary “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request), and, in each case, delivery to the Paying Agent of such other documents as may reasonably be requested by the Paying Agent. Until so surrendered or transferred, each such Certificate shall represent after the Effective Time for all purposes only the right to receive such Per Share Merger Consideration. No interest shall be paid or accrued for the benefit of any holder of Company Common Stock on any amount payable upon the surrender or transfer of any Certificate.

(c) If any portion of the Per Share Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not applicable.

(d) All Per Share Merger Consideration paid upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to Paying Agent or the Surviving Corporation, they shall be canceled and exchanged for the Per Share Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e) Any portion of the Payment Fund that remains unclaimed by the holders of shares of Company Common Stock on the date that is twelve (12) months after the Closing Date shall be delivered to Parent or the Surviving Corporation, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Per Share Merger Consideration in accordance with this Section 2.04 prior to that time shall thereafter look only to the Surviving Corporation as general creditors thereof for payment of the Per Share Merger Consideration, without interest. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent or its designee, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding anything in this Agreement to the contrary, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Company Common Stock or any Company Equity Awards for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

Section 2.05 Dissenting Shares. Notwithstanding Section 2.03, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the adoption of this Agreement or consented thereto in writing, who is entitled to appraisal under the DGCL and who has properly exercised appraisal rights for such shares in accordance with Section 262 of the DGCL, shall not be converted into a right to receive the Per Share Merger Consideration but instead shall be entitled only to payment for such shares determined in accordance with Section 262 of the DGCL following which such shares shall automatically be canceled and shall cease to exist; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Per Share Merger Consideration (less any amounts entitled to be deducted or withheld pursuant to Section 2.08, less any amounts previously paid to such holder pursuant to Section 262(h) of the DGCL), in accordance with Section 2.03(a), without interest thereon, upon surrender of such Certificate formerly representing such shares. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice, instrument delivered to the Company prior to the Effective Time pursuant to Section 262 of the DGCL that relate to such demand, and Parent shall have the opportunity and right to participate in and control all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, settle, compromise, or waive any holder’s failure to comply with the DGCL, or offer or agree to do any of the foregoing.

Section 2.06 Company Equity Awards.

(a) Employee Stock Purchase Plan. As soon as reasonably practicable following the date hereof and in any event prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the Company’s 2023 Employee Stock Purchase Plan (the “ESPP”)) shall adopt such resolutions as may be required to terminate the ESPP, effective immediately prior to the Effective Time.

(b) Company Stock Options. Immediately prior to the Effective Time, except as may otherwise be agreed in writing by Parent, the Company and the holder thereof, by virtue of the Merger and without any action on the part of the holders thereof, each Company Stock Option, whether or not vested and exercisable, that is outstanding and unexercised immediately prior to the Effective Time, shall be automatically converted into the right to receive from Parent or the Surviving Corporation an amount in cash equal to the product obtained by multiplying (i) the excess, if any, of the Per Share Merger Consideration over the per share exercise price of such Company Stock Option, by (ii) the aggregate number of shares of Company Common Stock that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time (such product, the “Option Consideration”). From and after the Effective Time, Company Stock Options shall no longer represent the right to purchase shares of Company Common Stock by the former holder thereof, but shall only entitle such holder to the payment of the Option Consideration, if any. Payments of the Option Consideration shall be paid by the later of (1) the first payroll date after the Effective Time or (2) five (5) Business Days after the Effective Time. All payments provided pursuant to this Section 2.06(b) shall be made through the Company’s payroll systems, subject to withholding in accordance with the provisions of Section 2.08. If the exercise price per share of any Company Stock Option equals or exceeds the Per Share Merger Consideration, the Option Consideration therefor shall be zero, such Company Stock Options shall be cancelled and none of Parent, the Surviving Corporation or any of their Affiliates shall have any obligation to make any payments or provide any other consideration to the holders in respect of such Company Stock Options.

(c) Company Restricted Stock Units. Immediately prior to the Effective Time, except as may otherwise be agreed in writing by Parent, the Company and the holder thereof, by virtue of the Merger and without any action on the part of the holders thereof, each Company RSU shall be deemed to have been earned and become fully vested (in the case of any performance based award, with the applicable performance metrics at the target level), shall not be continued, assumed or substituted by Parent, Merger Sub or the Surviving Corporation in the Merger and shall be canceled and extinguished as of the Effective Time and, in exchange therefor, each former holder of any such Company RSU shall have the right to receive from Parent or the Surviving Corporation an amount in cash equal to the product obtained by multiplying (i) the number of shares of Company Common Stock subject to such Company RSU by (ii) the Per Share Merger Consideration (such amount, the “RSU Award Payment”). Any dividend equivalents earned prior to the Effective Time will be paid in cash as soon as administratively practicable following settlement of the Company RSUs. From and after the Effective Time, each Company RSU shall no longer represent the right to receive shares of Company Common Stock by the former holder thereof, but shall only entitle such holder to the payment of the RSU Award Payment. The RSU Award Payments shall be paid by the later of (1) the first payroll date after the Effective Time or (2) five (5) Business Days after the Effective Time. All payments provided pursuant to this Section 2.06(c) shall be made through the Company’s payroll systems, subject to withholding in accordance with the provisions of Section 2.08.

(d) As soon as reasonably practicable following the date hereof and in any event prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the 2012 Omnibus Equity Incentive Plan or the 2020 Omnibus Incentive Plan) shall adopt such resolutions that are necessary for the treatment of the Company Equity Awards pursuant to this Section 2.06, which resolutions will also provide that such Company Equity Awards shall terminate conditioned upon, and effective immediately prior to, the Effective Time and the holders thereof will be entitled only to the amount, if any, specified herein in respect thereof.

Section 2.07 Adjustments. If, during the period between the date hereof and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the Per Share Merger Consideration and any other amounts payable pursuant to Article 2 of this Agreement shall be adjusted to equitably provide holders of the Company Common Stock the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 2.07 shall be construed to permit the Company or any of its Subsidiaries to take any action with respect to its securities that is otherwise prohibited or restricted by the terms of this Agreement, including, Section 6.01.

Section 2.08 Withholding Rights. Each of Parent, Merger Sub, the Company, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement (including any holder of Company Common Stock or a Company Equity Award who is entitled to receive a payment pursuant to this Agreement) such amounts as it is required to deduct or withhold with respect to the making of such payment under any provision of any applicable Law in respect of Taxes. To the extent that such amounts are so deducted or withheld and are paid to the applicable Taxing Authority in accordance with applicable Law by Parent, Merger Sub, the Surviving Corporation or the Paying Agent, as the case may be (or caused to be so paid), such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

Section 2.09 Lost Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and, if required by Parent, an indemnity bond, the Per Share Merger Consideration payable in respect thereof pursuant to this Article 2.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01 Certificate of Incorporation. By virtue of the Merger, at the Effective Time, the certificate of incorporation of the Company shall be amended and restated to read in its entirety as set forth on Exhibit A hereto, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable Law.

Section 3.02 Bylaws. By virtue of the Merger, at the Effective Time, the bylaws of the Company shall be amended and restated to read in their entirety as the bylaws of Merger Sub in effect immediately prior to the Effective Time, except the references to Merger Sub’s name shall be replaced by references to “Chuy’s Holdings, Inc.”, and as so amended shall be the bylaws of the Surviving Corporation until amended in accordance with applicable Law.

Section 3.03 Directors and Officers. The parties hereto shall take all actions reasonably necessary so that, from and after the Effective Time, (a) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, and shall hold such office until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, and (b) the officers of Merger Sub immediately prior to the Effective Time, from and after the Effective Time, shall be the officers of the Surviving Corporation, and shall hold such office until the earlier of their death resignation or removal or until their respective successors are duly appointed and qualified.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

With respect to any Section of this Article 4, except (a) as disclosed in the Company SEC Documents filed by the Company with the SEC on or after February 21, 2023, and at least one (1) Business Day prior to the date of this Agreement (other than any disclosures contained under the captions “Risk Factors” and “Quantitative and Qualitative Disclosures About Market Risk” that is not factual or historical in nature, disclosure set forth in any “forward-looking statements” disclaimer or any other disclosures that are predictive, cautionary or forward-looking in nature), provided, however, that nothing disclosed in such reports, statements or other documents shall be deemed to qualify or modify the representations and warranties set forth in Section 4.01, Section 4.02, Section 4.03, Section 4.06 or Section 4.29; or (b) subject to the terms of Section 9.13, as set forth in the disclosure letter delivered by the Company to Parent and Merger Sub on the date of this Agreement prior to the execution hereof (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.01 Organization and Good Standing.

(a) The Company is a corporation duly organized, validly existing and in good standing pursuant to the DGCL. The Company has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to have such power or authority has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified to do business and is in good standing (to the extent the applicable jurisdiction recognizes such concept) in each jurisdiction where the character of its properties owned or leased by it or the nature of its activities make such qualification necessary (with respect to jurisdictions that recognize the concept of good standing), except where the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company has made available to Parent true and complete copies of the Company Organizational Documents, each as in effect on the date of this Agreement.

Section 4.02 Corporate Power; Enforceability. The Company has all requisite corporate power and authority to enter into, deliver and perform its obligations under this Agreement and to consummate the Transactions, subject, in the case of the consummation of the Merger, to obtaining the Company Stockholder Approval. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the consummation of the Merger, to obtaining the Company Stockholder Approval. The only vote of holders of any class or series of capital stock of the Company necessary to adopt and approve this Agreement and to consummate the Transactions (under applicable Law, the Company Organizational Documents or otherwise) is the adoption of this Agreement by the affirmative vote of a majority of the outstanding shares of Company Common Stock, voting as a single class (such vote, the “Company Stockholder Approval”). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (a) such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and (b) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (such exceptions in clauses (a) and (b), the “Enforceability Exceptions”).

Section 4.03 Company Board Approval; Fairness Opinion; Anti-Takeover Laws.

(a) Company Board Approval. The Company Board has unanimously (i) determined that this Agreement and the Transactions are fair to, advisable and in the best interests of the Company and the stockholders of the Company, (ii) approved this Agreement and the Transactions and declared them advisable, (iii) authorized and approved the execution, delivery and performance by the Company of this Agreement and consummation of the Transactions, (iv) subject to Section 6.02(f), determined to recommend that the stockholders of the Company approve the Merger and adopt this Agreement (the “Board Recommendation”) and (v) directed that this Agreement be submitted to a vote of the Company’s stockholders for purposes of obtaining the Company Stockholder Approval.

(b) Fairness Opinion. The Company Board has received the written opinion (or an oral opinion to be confirmed in writing) of the Company Financial Advisor to the effect that, as of the date of such opinion and based upon and subject to the various qualifications and assumptions set forth therein, the consideration payable to the holders of shares of Company Common Stock in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders. A true and complete copy of such opinion will be delivered promptly after the date hereof to Parent solely for informational purposes, and it is understood and agreed that such opinion is provided for the benefit of the Company Board and may not be relied upon by Parent or Merger Sub.

(c) Anti-Takeover Laws. Assuming that the representations of Parent and Merger Sub set forth in Section 5.06 are true and correct, the Company Board has taken all necessary actions so that no “fair price,” “moratorium,” “control share acquisition,” “significant stockholder,” “interested stockholder” or other anti-takeover Law, including Section 203 of the DGCL (collectively, “Anti-Takeover Laws”), or any comparable anti-takeover provisions of the Company Organizational Documents, is applicable to or restricts or prohibits this Agreement or the Transactions. The Company does not have in effect any “shareholder rights plan,” “poison pill” or similar arrangement that would restrict, prohibit or otherwise affect the consummation of the Transactions.

Section 4.04 Non-Contravention. Except as set forth on Section 4.04 of the Company Disclosure Letter, the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder, and the consummation of the Transactions (a) do not violate or conflict with any provision of (i) the Company Organizational Documents or (ii) the Organizational Documents of any Subsidiary of the Company; (b) do not violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any Material Contract or Governmental Authorization; (c) do not, assuming the Governmental Authorizations referred to in Section 4.05 are made and obtained, violate or conflict with any Order or Law applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets are bound; or (d) will not result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

Section 4.05 Requisite Governmental Approvals. No Governmental Authorization is required on the part of the Company in connection with (a) the execution and delivery of this Agreement by the Company; (b) the performance by the Company of its covenants and obligations pursuant to this Agreement; or (c) the consummation of the Transactions, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) such filings and approvals as may be required by any applicable federal or state securities Laws, including the filing of the Proxy Statement with the SEC and compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of NASDAQ; (iv) compliance with any applicable requirements of the HSR Act; and (v) such other Governmental Authorizations the failure of which to obtain have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

Section 4.06 Company Capitalization.

(a) Capital Stock. The authorized capital stock of the Company consists of (i) 60,000,000 shares of Company Common Stock; and (ii) 15,000,000 shares of Company Preferred Stock. As of 5:00 p.m., New York City time, on July 16, 2024 (such time and date, the “Capitalization Date”), (A) 17,230,284 shares of Company Common Stock were issued and outstanding, (B) no shares of Company Preferred Stock were issued and outstanding, and (C) no shares of Company Common Stock were held by the Company as treasury shares. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights. From the Capitalization Date to the date of this Agreement, neither the Company nor any Subsidiary of the Company has (1) issued or granted any Company Securities (other than pursuant to the vesting and settlement of Company Stock Options and Company RSUs, in each case, which were granted prior to the Capitalization Date) or (2) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any Company Securities.

(b) Stock Reservation and Awards.

(i) As of the Capitalization Date, the Company has reserved 1,446,231 shares of Company Common Stock for issuance pursuant to the Company Stock Plans. As of the Capitalization Date, there were (A) 500,000 shares of Company Common Stock reserved and available for issuance pursuant to the ESPP, (B) 539 shares of Company Common Stock subject to outstanding Company Stock Options and (C) 354,720 shares of Company

Common Stock subject to outstanding Company RSUs. Section 4.06(b)(i) of the Company Disclosure Letter sets forth a complete and correct list of (1) all outstanding Company Stock Options and (2) all outstanding Company RSUs, including, in each case, the number of shares of Company Common Stock underlying such Company Equity Awards, the name of the holder and the grant date. The Company Stock Options and Company RSUs set forth in Section 4.06(b)(i) of the Company Disclosure Letter constitute all of the equity-based awards of the Company or any of its Subsidiaries outstanding as of the Capitalization Date.

(ii) All Company Stock Options and Company RSUs may, by their terms or the terms of the Company Stock Plans, be treated in accordance with Section 2.06. All shares of Company Common Stock that may be issued pursuant to the Company Stock Plans will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights.

(iii) The Company has never commenced any offering period under the ESPP.

(c) Company Securities. Except as set forth in Section 4.06(a) and Section 4.06(b) and for changes since the Capitalization Date pursuant to the vesting and settlement of Company Stock Options and Company RSUs, in each case, that were granted and outstanding prior to the Capitalization Date, there are (i) no issued and outstanding shares of capital stock of, or other equity or voting interest in, the Company; (ii) no outstanding securities of the Company convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest in, the Company; (iii) no outstanding options, warrants or other rights or binding arrangements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest in, the Company; (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible, exchangeable or exercisable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company; and (v) no outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other equity or voting interest in, the Company (the items in clauses (i), (ii), (iii), (iv) and (v), collectively, the “Company Securities”).

(d) Company Stock Plans and Award Agreements. The Company Stock Plans are the only plans or programs the Company or any of its Subsidiaries sponsors or maintains under which stock options, restricted stock awards, restricted stock units, stock appreciation rights or other equity-based awards or profit participation or similar rights are outstanding. The Company has made available to Parent each form of award agreement under the Company Stock Plans.

(e) Other Rights. There are no (i) voting trusts, proxies or similar arrangements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company; or (ii) obligations or binding commitments of any character to which the Company is a party or by which it is bound (A) restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company or (B) granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities. As of the date of this Agreement, the Company is not a party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Company Securities. There are no accrued and unpaid dividends or other distributions with respect to any outstanding shares of Company Common Stock or other Company Securities.

Section 4.07 Subsidiaries.

(a) Organization. Each of the Subsidiaries of the Company (i) is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its organization and (ii) has the requisite corporate or similar power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets, except, in each case, as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Subsidiaries of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased by it or the nature of its activities make such qualification necessary (with respect to jurisdictions that recognize the concept of good standing), except where the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Power and Enforceability. Section 4.07(b) of the Company Disclosure Letter sets forth each of the Subsidiaries of the Company existing as of the date of this Agreement, the direct owner of each such Subsidiary and the jurisdiction of organization of each such Subsidiary. Each of the Subsidiaries of the Company is wholly owned by the Company, directly or indirectly, free and clear of any Liens (other than Permitted Liens). Each outstanding share, limited liability company interest, partnership interest or other equity interest of each Subsidiary of the Company is duly authorized, validly issued, fully paid and nonassessable (to the extent applicable) and was issued free and clear of preemptive (or similar) rights. The Company does not own, directly or indirectly, any capital stock or other equity or voting interest of, or any other securities convertible or exchangeable into or exercisable for capital stock or other equity or voting interest of, any Person other than the Subsidiaries of the Company. No Subsidiary of the Company owns any Company Securities. Neither the Company nor its Subsidiaries is a party to any Contract pursuant to which it is obligated to make any investment (in the form of a subscription obligation, loan, capital contribution, credit enhancement, capital account funding obligation, assumption of Indebtedness or otherwise) in any Person (other than the Company with respect to its Subsidiaries).

(c) Subsidiary Securities. There are: (i) no outstanding securities of any Subsidiary of the Company convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest in, any such Subsidiary; (ii) no outstanding options, calls, subscriptions, warrants or other rights or arrangements to acquire from any Subsidiary of the Company, or that obligate any such Subsidiary to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest in, any such Subsidiary; (iii) no obligations of any Subsidiary of the Company to grant, extend or enter into any subscription, warrant, right, convertible, exchangeable or exercisable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any such Subsidiary; and (iv) no outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other equity or voting interest in, any Subsidiary of the Company (the outstanding shares, limited liability company interests, partnership interests or other equity interests of each Subsidiary of the Company and the items in clauses (i), (ii), (iii) and (iv), collectively, the “Subsidiary Securities”).

(d) Other Rights. There are no (i) voting trusts, proxies or similar arrangements or understandings to which the Company or any Subsidiary of the Company is a party or by which the Company or any Subsidiary of the Company is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company; or (ii) obligations or binding commitments of any character to which the Company or any Subsidiary of the Company is a party or by which it is bound (A) restricting the transfer of any shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company or (B) granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Subsidiary Securities.

(e) Significant Subsidiaries. The Company has made available to Parent a true and complete copy of the Organizational Documents of each Subsidiary of the Company that is a “significant subsidiary” within the meaning of Rule 1.02(w) of Regulation S-X as promulgated by the SEC (each, a “Significant Subsidiary”), each as in effect as of the date of this Agreement. Each such Organizational Document of such Significant Subsidiary is in full force and effect. No Significant Subsidiary is in violation of any of the provisions of its Organizational Documents, except for violations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.08 Company SEC Documents. Since the Lookback Date, and through the date of this Agreement, the Company has timely filed or furnished, as applicable, all Company SEC Documents with the SEC that have been required to be filed or furnished by it pursuant to applicable Laws prior to the date of this Agreement. To the extent that any Company SEC Documents available in the Electronic Data Gathering, Analysis, and Retrieval database of the SEC contains redactions pursuant to a request for confidential treatment or otherwise, the Company has made available to Parent the full text of such Company SEC Documents. As of their respective filing or furnishing dates or, if amended or superseded by a subsequent filing or furnishing prior to the date of this Agreement, as of the date of the last such amendment or superseding filing each of the Company SEC Documents complied (and each Company SEC Documents filed after the date of this Agreement will comply) in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, each as in effect on the date that such Company SEC Documents was or will be filed or furnished. As of its filing or furnishing date (or, if amended or superseded by a filing or furnishing prior to the date of this Agreement, on the date of such amended or superseded filing or furnishing), each Company SEC Documents did not contain (and with respect to each Company SEC Document filed after the date of this Agreement, will not contain) any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in light of the circumstances under which they were or are made, not misleading. No Subsidiary of the Company is required to file any forms, reports or documents with the SEC. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Documents. To the Knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation. The Company is in compliance in all material respects with (a) all applicable rules and all current listing and corporate governance requirements of NASDAQ and (b) all applicable rules, regulations and requirements of the Sarbanes-Oxley Act and the SEC.

Section 4.09 Company Financial Statements; Internal Controls.

(a) Company Financial Statements. The consolidated financial statements (including any related notes and schedules) of the Company filed with the Company SEC Documents (i) were prepared from, and are in accordance with, the books and records of the Company, (ii) complied in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates, (iii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, as may be permitted by the SEC for quarterly reports on Form 10-Q), and (iv) fairly present, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as of the respective dates thereof for the periods referred to therein, subject, in the case of unaudited interim financial statements, to normal and recurring year-end audit adjustments (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

(b) Off Balance Sheet Arrangements. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership, or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose, or limited purpose entity or Person, on the other hand, or similar “off-balance sheet arrangements”), where the result, purpose, or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Documents.

(c) Disclosure Controls and Procedures. The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (in each case, as defined pursuant to Rule 13a-15 and Rule 15d-15 promulgated under the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. The Company’s disclosure controls and procedures are reasonably designed and maintained to ensure that all (i) material information required to be disclosed by the Company in the reports and other documents that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since the Lookback Date, through the date of this Agreement, no events, facts or circumstances have occurred such that management would not be able to complete its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act when next due, and conclude, after such assessment, that such system was effective. Since the Lookback Date, through the date of this Agreement, the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act. Neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications as of the date of this Agreement. Since the Lookback Date, through the date of this Agreement, neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of (A) any significant deficiencies or material weakness in the system of internal control over financial reporting used by the Company and its Subsidiaries; or (B) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries. Since the Lookback Date, through the date of this Agreement no written, or to the Knowledge of the Company, threatened bona fide complaints from any source regarding a material violation of accounting procedures, internal accounting controls or auditing matters, including from employees of the Company or its Subsidiaries, regarding questionable accounting, auditing or legal compliance matters have been received by the Company. Since the Lookback Date, to the Knowledge of the Company, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported credible evidence of any material violation of securities laws, breach of fiduciary duty, or similar material violation by the Company, any of its Subsidiaries, or any of their respective officers, directors, employees, or agents to the Company Board or any committee thereof, or to the chief executive officer, chief financial officer or general counsel of the Company.

Section 4.10 No Undisclosed Liabilities.

(a) Neither the Company nor any of its Subsidiaries has any liabilities or obligations, except for liabilities or obligations: (i) specifically reflected or reserved against in the Company Balance Sheet included in the Company SEC Documents filed prior to the date hereof; (ii) that were incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice; (iii) arising pursuant to this Agreement or incurred in connection with the negotiation of this Agreement and the Transactions; or (iv) that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Neither the Company nor any of its Subsidiaries has any outstanding Indebtedness for borrowed money, other than any amounts borrowed under the Company Credit Facility.

Section 4.11 Absence of Certain Changes.

(a) Since December 31, 2023, through the date of this Agreement, except for the negotiation, execution and performance of this Agreement and the Transactions, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course of business consistent with past practice.

(b) Since December 31, 2023, there has not been any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Since December 31, 2023, through the date of this Agreement, there has not been any event, occurrence or action that, if taken after the execution and delivery of this Agreement without Parent’s consent, would constitute a breach of any of the covenants in clauses (i), (ii), (iii), (iv), (v), (vii) or (xxiii) (solely as it relates to the foregoing clauses) of Section 6.01(b).

Section 4.12 Material Contracts.

(a) List of Material Contracts. Section 4.12(a) of the Company Disclosure Letter contains a true and complete list of all Material Contracts (except for Employee Plans or as set forth on Section 4.18(a) of the Company Disclosure Letter), as in effect as of the date of this Agreement.

(b) Validity. Each Material Contract (other than any Material Contract that has expired in accordance with its terms after the date of this Agreement) is valid and binding on the Company or each Subsidiary of the Company that is a party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect, except where the failure to be valid and binding and in full force and effect has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries, and, to the Knowledge of the Company, each other party thereto, has performed all obligations required to be performed by it under each Material Contract, except where the failure to fully perform has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No condition exists or event has occurred that, with notice or lapse of time or both, would constitute such a breach or default pursuant to any Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such breaches and defaults that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since the date of the Company Balance Sheet through the date of this Agreement, none of the Company or any of its Subsidiaries has received written notice of any violation of or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) or intent to terminate or cancel any Material Contract, except for violations, defaults, terminations or cancellations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.13 Real Property.

(a) Section 4.13(a) of the Company Disclosure Letter sets forth a true and complete list of all real property and interests in real property owned in fee simple by the Company or any of its Subsidiaries (the “Owned Real Property”), together with the street address of such Owned Real Property. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have good and marketable title (or good and indefeasible title with respect to Owned Real Property in Texas), in fee simple, free and clear of all Liens other than Permitted Liens, to the Owned Real Property (including the buildings, structures and other improvements thereon and fixtures thereto).

(b) Section 4.13(b) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of each lease, and any material licenses, subleases and occupancy agreements (the “Real Property Leases”), with respect to all property leased, licensed, subleased or otherwise used or occupied by the Company or its Subsidiaries (the “Leased Real Property”), together with the street address of such Leased Real Property. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company or one of its Subsidiaries has a good and valid leasehold estate in the Leased Real Property, free and clear of all Liens, except for Permitted Liens, and (ii) the Real Property Leases are legal, valid, binding and in full force and effect, subject to proper authorization and execution of such lease by the other party thereto and the Enforceability Exceptions. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received written notice that it is in default in any material respect under any Real Property Lease and no event or condition has occurred since the Lookback Date, or currently exists, which constitutes or could constitute (with or without notice, the happening of any event and/or the passage of time) a default or breach under any Real Property Lease on the part of the Company or its applicable Subsidiary or, to the Knowledge of the Company, the other party thereto.

Section 4.14 Environmental Matters. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (a) the Company and its Subsidiaries are, and since the Lookback Date have been, in compliance with Environmental Laws and Environmental Permits that are required for the Company and its Subsidiaries to conduct the business or operations of the Company and its Subsidiaries as presently conducted; (b) since the Lookback Date, to the date of this Agreement, no written notice of violation or demand related to any Environmental Law has been received by the Company or any of its Subsidiaries, the substance of which has not been resolved; (c) no Proceeding is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries under, or alleging that the Company or any of its Subsidiaries have any liability with respect to, any Environmental Law; (d) to the Knowledge of the Company, there are no Hazardous Substances present at, on or underneath any real property currently or formerly owned or operated by the Company or its Subsidiaries in quantities or concentrations that could reasonably be expected to result in any liability or obligation on the part of the Company or any of its Subsidiaries pursuant to any Environmental Law; (e) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has Released any Hazardous Substance on or under real property currently owned, leased or operated by the Company or any of its Subsidiaries in quantities, concentrations or conditions that require remediation by the Company or any of its Subsidiaries pursuant to any Environmental Law; (f) to the Knowledge of the Company, there are no underground or aboveground storage tanks, underground piping, or disposal areas on, under, at or in any way affecting any real property currently or formerly owned or operated by the Company or its Subsidiaries for which the Company or its Subsidiaries is or was in noncompliance with Environmental Law or that require the Company or its Subsidiaries to remediate pursuant to any Environmental Law, (g) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has arranged for the disposal or treatment of any Hazardous Substances at any location that could reasonably be expected to result in any liability or obligation on the part of the Company or any of its Subsidiaries pursuant to any Environmental Law; and (h) neither the Company nor any Subsidiary has expressly assumed by Contract, or provided any indemnity to a third party for, any outstanding liability or obligation of a third party under Environmental Law.

Section 4.15 Intellectual Property.

(a) Section 4.15(a) of the Company Disclosure Letter sets forth a true and complete list as of the date of this Agreement of all Company Registered Intellectual Property. The Company has maintained all Company Registered Intellectual Property in the ordinary course consistent with reasonable business practices, except for any such failure to maintain that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of its Subsidiaries: (i) is the owner of all right, title and interest in and to each item of Company Intellectual Property free and clear of all Liens (other than Permitted Liens) and (ii) is entitled to use and exploit each item of Licensed Intellectual Property, which right, to the Knowledge of the Company, is valid, sufficient and enforceable for the current operation of the business of the Company and its Subsidiaries. All material Company Registered Intellectual Property (other than applications therefor) is subsisting and, to the Knowledge of the Company, valid and enforceable in all material respects. Immediately after the Closing, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Licensed Intellectual Property and all recipes used by the Company or its Subsidiaries will remain available for use by the Company and its Subsidiaries on the same terms and conditions as in effect immediately prior to the Closing.

(c) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no Proceedings pending or, to the Knowledge of the Company, threatened in writing by any Person against the Company or any of its Subsidiaries alleging infringement, misappropriation or violation by the Company or any of its Subsidiaries of any Intellectual Property of such Person or challenging the ownership, validity or enforceability of any Company Intellectual Property.

(d) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate or violate any Intellectual Property of any Person and (ii) to the Knowledge of the Company, as of the date of this Agreement, no Person is infringing, misappropriating or violating any Company Intellectual Property. Except pursuant to any Material Contract listed on Section 4.12(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is subject to any material Contract restriction on the use of Company Registered Intellectual Property in the United States.

(e) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries take (and since the Lookback Date have taken) commercially reasonable actions to protect and enforce the Company Intellectual Property, including such commercially reasonable actions as are necessary to maintain the confidentiality of the material trade secrets forming a part of the Company Intellectual Property. To the Knowledge of the Company, no material trade secrets have been disclosed or authorized to be disclosed to any Person, other than in the ordinary course of business pursuant to an enforceable written confidentiality and non-disclosure agreement.

Section 4.16 Data Privacy and Security. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) The Company and its Subsidiaries are, and since the Lookback Date have been, in compliance with all applicable Privacy Commitments. To the Knowledge of the Company, all Personal Information collected, processed, transferred, disclosed, shared, stored, protected or used by the Company or its Subsidiaries, or shared with a third party, in connection with the operation of their respective businesses is, and since the Lookback Date has been, collected, processed, transferred, disclosed, shared, stored, protected and used by the Company, its Subsidiaries or third parties acting on their behalf in accordance with all applicable Privacy Commitments. No disclosures made in any written privacy policies, notices, or statements published by the Company or its Subsidiaries have been inaccurate, misleading or deceptive. The Company has not sold, licensed or rented any Personal Information to a third party for monetary or other valuable consideration. To the Knowledge of the Company, the Company and its Subsidiaries are not, and since the Lookback Date have not been, (i) under audit or investigation by any Governmental Authority regarding the Company’s compliance with applicable Privacy Commitments or (ii) subject to any third-party notification, claim, demand, audit or action in relation to the Company’s collection, processing, transfer, disclosure, sharing, storing, security and use of Personal Information.

(b) The Company and its Subsidiaries (i) have implemented and maintain commercially reasonable technical, physical, and organizational measures intended to protect against and identify anticipated threats or hazards to, the security, confidentiality, integrity and availability of Personal Information, Company Information and Systems, including a commercially reasonable incident response plan and backup procedures, and (ii) have commercially reasonable procedures in place designed to remediate (A) Information Security Incidents and (B) audit or security assessment findings deemed to be a material, critical or high risk to the effectiveness of any System. The Company and its Subsidiaries have fully remediated any and all material, critical or high-risk security vulnerabilities associated with Systems for which the Company or its Subsidiaries have or should reasonably have become aware. To the Knowledge of the Company, there are no vulnerabilities existing in Systems that would reasonably be expected to cause an Information Security Incident.

(c) To the Knowledge of the Company, since the Lookback Date, the Company and its Subsidiaries have not experienced any Information Security Incident involving the Company or any of its Subsidiaries or third parties that process Company Information on behalf of the Company or its Subsidiaries. To the Knowledge of the Company, since the Lookback Date, no circumstance has arisen in which applicable Privacy Laws would require the Company or its Subsidiaries to notify a person or Governmental Authority of a “breach of security” (or similar term such as “security breach”) as defined by applicable Privacy Laws.

Section 4.17 Tax Matters. Except as set forth on Section 4.17 of the Company Disclosure Letter:

(a) Each of the Company and its Subsidiaries has timely filed or caused to be timely filed (taking into account valid extensions) all income and other material Tax Returns required to be filed by it and each such Tax Return is true, correct and complete in all material respects. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Returns (other than automatic extensions requested in the ordinary course of business).

(b) The Company and each of its Subsidiaries has timely paid, or has adequately reserved (in accordance with GAAP) for the payment of, all income and other material Taxes that are required to be paid by it (whether or not shown on any Tax Return).

(c) All material amounts collected or withheld by the Company or any of its Subsidiaries for the payment of Taxes have been, or will be, timely remitted to the Taxing Authority to whom such payment is due, and each of the Company and its Subsidiaries has withheld all material Taxes required to have been withheld by it.

(d) Neither the Company nor any of its Subsidiaries has executed any waiver, except in connection with any ongoing Tax examination, of any statute of limitations on, or extended the period for the assessment or collection of, any material Tax, in each case that has not since expired, and no requests for any such waivers have been made that are still pending.

(e) Neither the Company nor any of its Subsidiaries has received written notice of any actual or proposed deficiencies or assessments for material Taxes that have not been finally resolved with all amounts due either paid or accrued as a liability in the Company’s most recent balance sheet to the extent required by GAAP.

(f) No audits or other examinations with respect to Taxes of the Company or any of its Subsidiaries are presently in progress or have been asserted or proposed in writing.

(g) No Liens for material Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for Permitted Liens.

(h) Neither the Company nor any of its Subsidiaries will be required to include any item of income or gain in, or exclude any item of deduction, loss or other Tax benefit from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date, as a result of any (i) change in method of accounting pursuant to Section 481 of the Code (or any similar provision of state, local or non-United States Law) for a taxable period ending on or prior to the Closing Date, (ii) closing agreement as described in Section 7121 of the Code (or any similar provision of state, local or non-United States Law) entered into prior to the Closing Date, or (iii) intercompany transaction, installment sale or open transaction made on or prior to the Closing Date.

(i) Neither the Company nor any of its Subsidiaries (A) is a party to or bound by, or currently has any material liability pursuant to, any Tax sharing, allocation or indemnification agreement, other than any such agreement (1) solely between or among the Company and its Subsidiaries or (2) entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes; or (B) has any liability for the Taxes of any Person, other than the Company and its Subsidiaries, pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-U.S. Law).

(j) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” as set forth in Treasury Regulation § 1.6011-4(b)(2).

(k) Neither the Company nor any of its Subsidiaries is a “United States real property holding corporation” within the meaning of Section 897(c) of the Code.

(l) Each of the Company and each of its Subsidiaries is in material compliance with all applicable escheatment, unclaimed property or abandoned property Laws.

Section 4.18 Employee Benefits.

(a) Section 4.18(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all material Employee Plans. The Company has made available to Parent and Merger Sub true and complete copies (to the extent applicable) of: (i) each material Employee Plan document and any amendments thereto (or, in the case of any such Employee Plan that is unwritten, a description of the material terms thereof); (ii) the most recent annual report on Form 5500 required to be filed with the IRS with respect to each material Employee Plan; (iii) if any Employee Plan is funded, the most recent financial statements required to be prepared under applicable Law; (iv) the current summary plan description and any summaries of material modifications, and summaries of benefits and coverage (to the extent applicable), for each material Employee Plan; (v) each administrative service agreement, trust agreement and insurance or group annuity contract or other funding arrangement relating to any material Employee Plan; (vi) the most recent IRS determination letter (or opinion or advisory letter upon which the Company is entitled to rely); (vii) copies of the most recent reports on Form 1094-C and a sampling of the most recent reports on Form 1095-C filed with the IRS and furnished to employees; (viii) all material correspondence to or from any Governmental Authority received in the last three (3) years with respect to any material Employee Plan; and (ix) the most recently completed non-discrimination testing result for each Employee Plan for which such test is required.

(b) Neither the Company nor any of its Subsidiaries maintains, sponsors or participates in, contributes to, or is required to contribute to or has any liability with respect to (including on account of an ERISA Affiliate): (i) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA); (ii) a “multiple employer plan” (as defined in Section 4063 or Section 4064 of ERISA); (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); or (iv) a plan covered by Section 412 of the Code or Title IV of ERISA.

(c) Each Employee Plan has been established, maintained, funded, operated and administered in all material respects in accordance with its terms and with all applicable Law, including the applicable provisions of ERISA, the Code and any applicable regulatory guidance issued by any Governmental Authority. Each Employee Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has received a favorable determination letter, or may rely on a favorable opinion letter, as to its qualified status issued by the U.S. Internal Revenue Service, and, to the Knowledge of the Company, no event, condition or circumstance has occurred that would reasonably be expected to adversely affect the qualified status of any such Employee Plan. All material contributions, premiums and benefit payments under or in connection with the Employee Plans that are required to have been made in accordance with the terms of the Employee Plans as of the date hereof have been timely made.

(d) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no Proceedings, examinations or audits pending or, to the Knowledge of the Company, as of the date of this Agreement, threatened in writing on behalf of or against any Employee Plan, the assets of any trust pursuant to any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan with respect to the administration or operation of such plans, other than routine claims for benefits.

(e) None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents who are “disqualified persons” or “parties in interest” (within the meaning of Section 4975 of the Code and Section 3(14) of ERISA, respectively) has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Sections 406 and 407 of ERISA) that would reasonably be expected to result in the imposition of a material Tax or material penalty on the Company or any of its Subsidiaries.

(f) No Employee Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA) provides material post-termination or retiree life insurance or health benefits to any person, except as may be required by Section 4980B of the Code or any similar Law.

(g) Except as set forth on Section 4.18(g) of the Company Disclosure Letter, none of the execution and delivery of this Agreement or the consummation of the Transactions, either alone or in combination with another event, shall (i) entitle any current or former employee, officer, or director of the Company to any material compensation or benefit; (ii) accelerate the time of payment or vesting, trigger any payment or funding, or materially increase the amount of any compensation or benefits payable to any employee, officer, or director of the Company; (iii) result in any payment or benefit that could reasonably be expected to constitute a parachute payment within the meaning of Section 280G of the Code or require the Company or its Subsidiaries to make any “gross up” or similar payment in connection therewith; (iv) directly or indirectly cause the Company or any of its Subsidiaries to transfer or set aside any assets to fund any material benefits under any Employee Plan; or (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Employee Plan at or following the Effective Time. Neither the Company nor any of its Subsidiaries is obligated to pay a Tax gross-up or reimbursement payment to any current or former employee, director, or other service provider of the Company or any of its Subsidiaries.

(h) No event has occurred, and no conditions or circumstance exists, that would reasonably be expected to subject the Company, any of its Subsidiaries or an Employee Plan to material penalties, material excise taxes or material assessments under Sections 4980B, 4980D or 4980H of the Code or any provision of the Patient Protection and the Affordable Care Act, Pub. L. No. 111-148, the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152 (and the regulations and other guidance issued thereunder).

(i) Each Employee Plan that is subject to Section 409A of the Code has been written, executed, and operated in compliance in all material respects in form and operation with the requirements of Section 409A of the Code and the regulations and other guidance thereunder.

Section 4.19 No Franchises. Neither the Company nor any of its Subsidiaries (a) is a party to any franchise agreement, area development agreement, license agreement or similar arrangement licensing or granting contractual licensing rights with respect to the development or operation of a restaurant using the Company’s or its Subsidiaries’ Intellectual Property (collectively, “Franchise Agreements”), or (b) has ever granted, or provided any franchise disclosure document to any Person with the intent to grant, to any Person the right to engage in or carry on a business, or to sell or offer to sell any product or service, under or in association with any trademark, advertising or commercial symbol which constitutes a “franchise,” as that term is defined under the Federal Trade Commission trade regulation rule entitled “Disclosure Requirements and Prohibitions Concerning Franchising,” 16 C.F.R. Section 436.1 et seq. (the “FTC Rule”), regardless of the jurisdiction in which the franchised business was located or operated, or any other Law regulating the offer or sale of franchises, business opportunities or seller-assisted marketing plans. Neither the FTC Rule nor any other Law regulating the offer or sale of franchises, including any pre-sale registration or disclosure Law, is applicable to the current operations of the businesses of the Company and its Subsidiaries.

Section 4.20 Labor Matters.

(a) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any written collective bargaining agreement, labor union Contracts or trade union agreements with any labor union, works council or labor organization. To the Knowledge of the Company, as of the date of this Agreement, there are no activities or proceedings of any labor union to organize any employees of the Company or any of its Subsidiaries with regard to their employment with the Company or any of its Subsidiaries. As of the date of this Agreement, there is no strike, lockout, concerted work slowdown, or concerted work stoppage against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened in writing directly against the Company or any of its Subsidiaries, except where such strike, lockout, slowdown or work stoppage has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, there are no labor organizational or decertification activities underway or threatened by, or on behalf of, or against any labor union, works council or labor organization with respect to employees of the Company or any of its Subsidiaries, and no such activities have occurred within the past two (2) years.

(b) The Company and its Subsidiaries are in compliance with applicable Laws with respect to the employment of their employees, including employee wage and hour requirements, employee immigration status (including with respect to their employees’ lawful right to work in the United States and retaining Forms I-9 of their applicable employees), discrimination in employment, employee health and safety, and collective bargaining, except for such noncompliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries have taken any action that would result in any material liability under the WARN Act during the three-year period prior to the date of this Agreement.

(c) Except as set forth on Section 4.20(c) of the Company Disclosure Letter, there have been no Proceedings pending since the Lookback Date or, to the Knowledge of the Company, currently threatened, related to any allegations of sexual or racial harassment or discrimination or unlawful retaliation by any employee of the Company or its Subsidiaries. Since the Lookback Date, there have been no investigations by or reports made to the Company’s audit committee related to any allegations of sexual or racial harassment or discrimination or unlawful retaliation by any employee of the Company or its Subsidiaries. To the Knowledge of the Company, there are no allegations of, and no investigations by Third Parties pending or threatened in writing relating to allegations of, sexual or racial harassment or discrimination or unlawful retaliation by any officer or corporate-level employee of the Company in such individual’s role as an officer or employee of the Company. To the Knowledge of the Company, there are no allegations of, and no investigations by Third Parties pending or threatened in writing relating to allegations of, sexual or racial harassment or discrimination, unlawful retaliation or other types of misconduct by any non-corporate level employee of the Company or any of its Subsidiaries in such individual’s role as an employee of the Company or any of its Subsidiaries that would be material to the business of the Company and its Subsidiaries, taken as a whole.

(d) Except as set forth on Section 4.20(d) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has, within the forty-five (45) days prior to the date hereof, increased the compensation, bonus, severance, retention or termination pay payable or that could become payable to any employees of the Company or any of its Subsidiaries, in each case, other than any such increase in the ordinary course of business consistent with past practice with respect to restaurant employees below the manager level.

Section 4.21 Compliance with Laws.

(a) The Company and each of its Subsidiaries are, and since the Lookback Date have been, in compliance with all Laws that are applicable to the Company and its Subsidiaries or to the conduct of the business or operations of the Company and its Subsidiaries, except for such noncompliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement and since the Lookback Date, no written notice, charge or assertion has been received by the Company or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries alleging any violation of any Laws other than as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No representation or warranty is made in this Section 4.21 with respect to: (i) compliance with the Exchange Act, which is exclusively addressed by Section 4.08 (Company SEC Documents) and Section 4.09 (Company Financial Statements; Internal Controls); (ii) compliance with

Environmental Laws, Environmental Permits and other applicable Laws relating to environmental, health or safety matters, which is exclusively addressed by Section 4.14 (Environmental Matters); (iii) compliance with Intellectual Property Law matters, which is exclusively addressed by Section 4.15 (Intellectual Property); (iv) compliance with Privacy Commitments, which is exclusively addressed by Section 4.16 (Data Privacy and Security); (v) compliance with applicable Laws in respect of Taxes, which is exclusively addressed by Section 4.17 (Tax Matters) and, to the extent applicable, Section 4.18 (Employee Benefits); (vi) compliance with ERISA and other applicable Laws relating to employee benefits, which is exclusively addressed by Section 4.18 (Employee Benefits); or (vii) compliance with employment Law matters, which is exclusively addressed by Section 4.20 (Labor Matters).

(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and its Subsidiaries have all Governmental Authorizations necessary for the ownership and operation of its business as presently conducted, and each such Governmental Authorization is in full force and effect; (ii) the Company and its Subsidiaries are, and since the Lookback Date have been, in compliance with the terms of all Governmental Authorizations necessary for the ownership and operation of its businesses; and (iii) since the Lookback Date, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority alleging any conflict with or breach of any such Governmental Authorization, the substance of which has not been resolved.

Section 4.22 Proceedings; Orders.

(a) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and other than any Transaction Litigation brought after the date of this Agreement, there are no Proceedings pending or, to the Knowledge of the Company, threatened in writing, or, to the Knowledge of the Company, any investigations, examinations or audits pending against the Company or any of its Subsidiaries, or any of their respective properties or assets, or any of their respective officers or directors (in their capacity as officers or directors of the Company or any of its Subsidiaries).

(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is subject to any Order that is in effect.

Section 4.23 Insurance. The Company and its Subsidiaries have all material policies of insurance covering the Company and its Subsidiaries and any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, cybersecurity, products liability, directors’ and officers’ liability, fiduciary and other casualty and liability insurance (but excluding any insurance policies underlying an Employee Plan), that is customarily carried by Persons conducting business similar to that of the Company and its Subsidiaries, a true and complete list of which, as of the date of this Agreement, is set forth on Section 4.23 of the Company Disclosure Letter. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the insurance policies maintained by the Company or any of its Subsidiaries are in full force and effect, (b) all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet due but may be required to be paid with respect to a period ending prior to the Effective Time), (c) no notice of cancellation or termination has been received or, to the Knowledge of the Company, threatened with respect to any such policy other than ordinary renewals, (d) neither the Company nor any of its Subsidiaries is in breach of, or default under, any such insurance policy, and (e) neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute a breach or default, or permit termination or modification, of any of such insurance policies.

Section 4.24 Anti-Corruption Compliance. Except as would not be material to the Company and its Subsidiaries, taken as a whole, none of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any officer, director, employee or agent of the Company or any of its Subsidiaries has (in each case acting on behalf of the Company or its Subsidiaries), since the Lookback Date, directly or knowingly indirectly, taken any action that would cause any of the foregoing to be in material violation of any provision of the FCPA or any other applicable anti-bribery, anti-corruption and anti-money laundering Laws of any jurisdiction in which the Company or any of its Subsidiaries operate or in which any agent thereof is conducting or has conducted business on behalf of the Company or any of its Subsidiaries (collectively, the “Other Anti-Bribery Laws”). The Company and its Subsidiaries have instituted policies and procedures as required by, and designed to require compliance with, the FCPA and the Other Anti-Bribery Laws and have maintained such policies and procedures in full force and effect in all material respects.

Section 4.25 Economic Sanctions & Export Controls Compliance.

(a) Except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries are, and since the Lookback Date have been, in material compliance with all applicable economic sanctions Laws or trade restrictions and export control Laws administered or enforced by the U.S. government (including the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the Bureau of Industry and Security of the U.S. Department of Commerce), the United Nations Security Council, the European Union, or His Majesty’s Treasury (collectively, “Sanctions”).

(b) None of the Company, any of its Subsidiaries or any of their respective directors or officers is a Person (i) that is organized or ordinarily resident in a country or territory with which dealings are broadly prohibited under comprehensive U.S. Sanctions, or (ii) with whom dealings are restricted or prohibited under any Sanctions.

(c) Except as set forth on Section 4.25(c) of the Company Disclosure Letter, none of the Company or any of its Subsidiaries has, or since the Lookback Date has had, any operations, assets, properties, employees, businesses or activities outside the United States.

Section 4.26 Top Suppliers. Section 4.26 of the Company Disclosure Letter sets forth a true and complete list of the ten (10) largest suppliers or vendors (the “Top Suppliers”) to the Company and its Subsidiaries based on the consolidated cost of goods and services paid to such Persons by the Company or its Subsidiaries for the four (4) consecutive fiscal quarters ended December 31, 2023. Since the date of the Company Balance Sheet through the date of this Agreement, there has not been any material adverse change in the business relationship of the Company or any of its Subsidiaries with any Top Suppliers, and neither the Company nor any of its Subsidiaries has received any written communication or notice from any Top Supplier to the effect that any such supplier (a) has changed, modified, amended or reduced, or intends to change, modify, amend or reduce, its business relationship with the Company or any of its Subsidiaries in a manner inconsistent with the ordinary course of business, or (b) will fail to perform in any respect, or intends to fail to perform in any respect, its obligations under any of its Contracts with the Company or any of its Subsidiaries, except in each case of clause (a) and (b), as would not reasonably be expected to interfere materially with the ability of the Company and its Subsidiaries to conduct their businesses as presently conducted.

Section 4.27 Quality and Safety of Food and Beverage Products. Since the Lookback Date, (a) there have been no recalls or withdrawals of any food or beverage product served by the Company, whether ordered by a Governmental Authority or undertaken voluntarily by the Company or any of its Subsidiaries; (b) there have been no notices of warning or withholding, suspension or withdrawal of inspection, seizure, criminal referral, or other similar federal, state or private, or, to the Knowledge of the Company, threatened enforcement actions or other Proceedings, examinations or audits with respect to any food or beverage product served by the Company; (c) none of the food or beverage products of the Company or any of its Subsidiaries have been recalled, seized, withdrawn, detained, suspended, or the subject of any health or safety notification by the Company (or Subsidiary thereof) or any Governmental Authority; and (d) none of the food or beverage products of the Company or any of its Subsidiaries have been adulterated, misbranded, mispackaged, or mislabeled in violation of applicable Law, or posed an inappropriate threat to the health or safety of a consumer when consumed in the intended manner, in each case, except for violations that, individually or in the aggregate, have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.28 Related Party Transactions. Except for compensation, indemnification or other employment arrangements in the ordinary course of business, there are no Contracts, transactions, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company (including any director or officer thereof, but not including any wholly owned Subsidiary of the Company), on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

Section 4.29 Brokers. Except for the Company Financial Advisor, there is no financial advisor, investment banker, broker, finder or agent that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other similar fee or commission in connection with the Transactions.

Section 4.30 No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article 4 (as qualified by the applicable items disclosed in the Company Disclosure Letter in accordance with the introduction to this Article 4), neither the Company nor any other Person makes or has made any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of the Company or its Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Company or its Subsidiaries or any other matter furnished or provided to Parent or Merger Sub or made available to Parent or Merger Sub in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transactions. Without limiting the generality of the foregoing, the Company and its Subsidiaries expressly disclaim any other representations or warranties, whether made by the Company or any of its Subsidiaries or any of their respective Affiliates or Representatives. The Company acknowledges and agrees that, except for the representations and warranties made by Parent and Merger Sub in Article 5, none of Parent, Merger Sub, or any other Person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Parent, Merger Sub, or their respective Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Parent or Merger Sub or their respective Subsidiaries or any other matter furnished or provided to the Company or made available to the Company in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transactions. The representations and warranties made by Parent and Merger Sub in Article 5 constitute the sole and exclusive representations and warranties of Parent and Merger Sub in connection with this Agreement or the Transactions. The Company specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person or the accuracy or completeness of any information regarding Parent or its Subsidiaries (including Merger Sub) or any other matter furnished or provided to the Company or made available to the Company in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transactions, and acknowledges and agrees that Parent and its Affiliates (including Merger Sub) have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties or the accuracy or completeness of any information regarding Parent and its Subsidiaries (including Merger Sub) or any other matter furnished or provided to the Company or made available to the Company in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transactions.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

Section 5.01 Corporate Existence and Power. Parent (a) is duly organized, validly existing and in good standing pursuant to the Laws of its jurisdiction of incorporation, and (b) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. Merger Sub (i) is a corporation duly organized, validly existing and in good standing pursuant to the DGCL, and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.

Section 5.02 Corporate Power; Enforceability. Each of Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the Transactions. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. Assuming the due authorization, execution, and delivery hereof by the Company, this Agreement constitutes valid and binding agreements of each of Parent and Merger Sub, as applicable, enforceable against each such Person in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.03 Non-Contravention. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of their respective covenants and obligations hereunder, and the consummation of the Transactions (a) do not violate or conflict with any provision of the Organizational Documents of Parent or Merger Sub; (b) do not violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration pursuant to any of the terms, conditions or provisions of any Contract, Governmental Authorization or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets may be bound; (c) do not, assuming the Governmental Authorizations referred to in Section 5.04 are made and obtained, violate or conflict with any Law applicable to Parent or Merger Sub or by which any of their properties or assets are bound; or (d) will not result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or Liens that would not, individually or in the aggregate, prevent or materially delay the consummation of the Transactions or have a material adverse effect on the ability of Parent or Merger Sub to perform their respective covenants and obligations under this Agreement or to consummate the Transactions.

Section 5.04 Requisite Governmental Approvals. No Governmental Authorization is required on the part of Parent or Merger Sub in connection with (a) the execution and delivery of this Agreement by each of Parent and Merger Sub; (b) the performance by each of Parent and Merger Sub of their respective covenants and obligations pursuant to this Agreement; or (c) the consummation of the Transactions, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the HSR Act; and (iv) such other Governmental Authorizations the failure of which to obtain would not, individually or in the aggregate, prevent or materially delay the consummation of the Transactions or have a material adverse effect on the ability of Parent or Merger Sub to perform their respective covenants and obligations under this Agreement or to consummate the Transactions.

Section 5.05 Operation of Merger Sub. All of the issued and outstanding capital stock of Merger Sub is, and at the Closing Date will be, owned indirectly by Parent. Merger Sub was formed solely for the purpose of engaging in the Transactions, and prior to the Closing Date will have engaged in no other business activities and will have incurred no liabilities or obligations other than in connection with the Transactions or incidental to its formation.

Section 5.06 No Vote of Parent Stockholders; Required Approval. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to adopt or approve this Agreement or the Transactions. The vote or consent of Parent’s applicable Subsidiary as the sole stockholder of Merger Sub is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to adopt or approve this Agreement or the Transactions.

Section 5.07 Proceedings; Orders. As of the date hereof, there is no Proceeding pending or, to the knowledge of Parent or Merger Sub, threatened in writing against or affecting, Parent, Merger Sub or any of its other Subsidiaries that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Transactions or have a material adverse effect on the ability of Parent or Merger Sub to perform their respective covenants and obligations under this Agreement or to consummate the Transactions. Neither Parent nor Merger Sub is subject to any Order that is in effect as of the date hereof and that would reasonably be expected to prevent or materially delay the consummation of the Transactions or negatively affect to a material extent on the ability of Parent or Merger Sub to fully perform their respective covenants and obligations under this Agreement or to consummate the Transactions.

Section 5.08 Sufficient Funds. Parent has and will, at the Effective Time, have cash, cash equivalents and/or available funds or sources of credit sufficient to consummate the Transactions and perform the covenants and obligations of each of Parent and Merger Sub under this Agreement, including making all cash payments contemplated to be made by Parent and/or Merger Sub under this Agreement (including payment of all amounts required to be paid pursuant to Article 2), and to pay all related fees and expenses.

Section 5.09 Stock Ownership. None of Parent, Merger Sub or any of their respective Subsidiaries, or any Affiliate of Parent is, nor at any time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

Section 5.10 Brokers’ Fees. Other than the engagement of BofA Securities, Inc., by Parent to act as its financial advisor, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Parent in connection with the Transactions and no such Person is entitled to any fee or commission or like payment from Parent in respect thereof.

Section 5.11 Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business and strategic plan information, regarding the Company and its Subsidiaries and their respective businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in such estimates, projections, forecasts and other forward-looking statements, as well as in such business and strategic plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, or business plans), and that Parent and Merger Sub have not relied on such information and will have no claim against the Company or any of its Subsidiaries, or any of their respective Representatives, with respect thereto or any rights hereunder with respect thereto, except pursuant to the express terms of this Agreement, including on account of a breach of any of the representations, warranties, covenants, or agreements set forth herein. Without limiting the generality of the foregoing, Parent and Merger Sub each acknowledges and agrees that neither the Company nor any other Person makes or has made any representations or warranties with respect to any estimates, projections, forecasts or other forward-looking information made available to Parent, Merger Sub or any of their respective Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions).

Section 5.12 No Other Representations and Warranties. Except for the representations and warranties made by Parent and Merger Sub in this Article 5, none of Parent, Merger Sub or any other Person makes or has made any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Parent, Merger Sub or their respective Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Parent or its Subsidiaries (including Merger Sub) or any other matter furnished or provided to the Company or made available to the Company in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transactions. Without limiting the generality of the foregoing, Parent and its Subsidiaries (including Merger Sub) expressly disclaim any other representations or warranties, whether made by Parent or any of its Subsidiaries (including Merger Sub) or any of their respective Affiliates or Representatives. Each of Parent and Merger Sub acknowledges and agrees that, except for the representations and warranties made by the Company in Article 4 (as qualified by the applicable items disclosed in the Company Disclosure Letter in accordance with the introduction to Article 4), neither the Company nor any other Person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of the Company or its Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Company or its Subsidiaries or any other matter furnished or provided to Parent or made available to Parent in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transactions. The representations and warranties made by the Company in Article 4 (as qualified by the applicable items disclosed in the Company Disclosure Letter in accordance with the introduction to Article 4) constitute the sole and exclusive representations and warranties of the Company in connection with this Agreement or the Transactions. Each of Parent and Merger Sub specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person or the accuracy or completeness of any information regarding the Company or its Subsidiaries or any other matter furnished or provided to Parent or Merger Sub or made available to Parent or Merger Sub in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transactions, and acknowledges and agrees that the Company and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties or the accuracy or completeness of any information regarding the Company or its Subsidiaries or any other matter furnished or provided to Parent or Merger Sub or made available to Parent or Merger Sub in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transactions.

ARTICLE 6

COVENANTS

Section 6.01 Conduct of the Company.

(a) Except (i) as expressly contemplated by this Agreement, (ii) as set forth in Section 6.01(a) of the Company Disclosure Letter, (iii) as required by applicable Law or (iv) as approved by Parent in writing, with email being sufficient (which approval shall not be unreasonably withheld, conditioned or delayed), during the period from the execution and delivery of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article 8 and the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to (A) conduct its business in all material respects in the ordinary course of business consistent with past practice and (B) preserve intact in all material respects its current business organization, ongoing businesses and significant relationships with its officers, employees, suppliers, customers, distributors, licensors and other Persons with whom the Company or its Subsidiaries have material business dealings; provided, that no action or inaction by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 6.01(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such relevant provision of Section 6.01(b).

(b) Except (i) as expressly contemplated by this Agreement, (ii) as set forth in Section 6.01(b) of the Company Disclosure Letter, (iii) as required by applicable Law or (iv) as approved by Parent in writing, with email being sufficient (which approval shall not be unreasonably withheld, conditioned or delayed), during the period from the execution and delivery of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article 8 and the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries, to:

(i) amend the Organizational Documents of the Company or any of its Subsidiaries (other than any immaterial amendments to the Organizational Documents of any Subsidiary of the Company);

(ii) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(iii) (A) issue, sell, deliver, grant, pledge, dispose of or encumber, or agree or commit to issue, sell, deliver, grant, pledge, dispose of or encumber, (1) any Company Securities (other than the issuance of Company Common Stock in accordance with the terms of the applicable award or similar agreement with respect to, and upon the exercise or settlement of, Company Stock Options or Company RSUs outstanding prior to the date hereof) or (2) any Subsidiary Securities, (B) adopt a rights plan or (C) commence any offering period under the ESPP;

(iv) reclassify, split, combine, subdivide or redeem, repurchase, purchase or otherwise acquire or amend the terms of, directly or indirectly, any of its capital stock or other equity or voting interest, other than (A) the withholding of shares of Company Common Stock to satisfy the exercise price or Tax obligations incurred in connection with the settlement of Company Stock Options and Company RSUs outstanding prior to the date hereof or (B) the acquisition by the Company of Company RSUs outstanding prior to the date hereof in connection with the forfeiture of such awards, in each case, in accordance with their respective terms;

(v) establish a record date for, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, shares or other equity or property, including any combination thereof) in respect of any shares of capital stock or other equity or voting interest, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock or other equity or voting interest, except for cash dividends made by any direct or indirect wholly owned Subsidiary of the Company to the Company or one of its other wholly owned Subsidiaries;

(vi) (A) incur, assume or suffer to exist any Indebtedness, except (1) for trade payables incurred in the ordinary course of business consistent with past practice or (2) for loans or advances to direct or indirect wholly-owned Subsidiaries of the Company in the ordinary course of business consistent with past practice; (B) make any loans, advances or capital contributions to, or investments in, any other Person; or (C) mortgage or pledge any assets, tangible or intangible, or create or suffer to exist any Lien thereupon, except for any Permitted Liens;

(vii) except to the extent required by applicable Law or by any Employee Plan or Contract in effect on the date of this Agreement, (A) enter into, adopt, materially amend, materially modify or terminate any Employee Plan, other than annual renewals in the ordinary course of business consistent with past practice and either (i) on substantially similar terms or (ii) after good faith consultation with Parent, (B) increase the compensation, bonus, severance, retention or termination pay payable or that could become payable to any current or former directors, officers or employees or consultants, other than increases of compensation or bonus in the ordinary course of business consistent with past practice for any employee below the level of Vice President, (C) pay any benefit not required to be paid by any Employee Plan in effect as of the date of this Agreement, (D) grant, amend or modify any Company Equity Awards or other equity or equity-based awards or (E) hire or engage any officer, employee or individual consultant with an annual base compensation or annual fees of more than one hundred thousand Dollars ($100,000), in each case, other than to fill a vacant position at compensation that does not exceed that of the previous holder of such vacant position;

(viii) settle any pending or threatened Proceeding, except for the settlement of any Proceeding that (A) is for solely monetary payments by the Company or its Subsidiaries of no more than two hundred and fifty thousand Dollars ($250,000) individually or one million Dollars ($1,000,000) in the aggregate and does not impose any material non-monetary obligations on the Company or its Subsidiaries, (B) is Transaction Litigation and settled in compliance with Section 6.13, or (C) involves any dispute between one or more of Parent or Merger Sub, on the one hand, and the Company, on the other hand;

(ix) materially change the Company’s or its Subsidiaries’ methods, principles or practices of financial accounting or annual accounting period, except as required by GAAP, Regulation S-X of the Exchange Act or by any Governmental Authority;

(x) (A) make any Tax election that is inconsistent with past practice, revoke or change any Tax election, change any method of Tax accounting, file any amended Tax Return or take action to surrender any claim for a refund of Taxes that, in each case, individually or in the aggregate, would materially and adversely affect the Tax liability of the Company or any Subsidiary; (B) change the entity classification of any Subsidiary of the Company; or (C) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment (other than any automatic extension of time in which to file a Tax Return);

(xi) incur or commit to incur any capital expenditures in excess of five hundred thousand Dollars ($500,000) individually and one million and five hundred thousand Dollars ($1,500,000) in the aggregate, other than (A) consistent with the capital expenditure budget for the fiscal year 2024 set forth in Section 6.01(b)(xi) of the Company Disclosure Letter, (B) pursuant to obligations imposed by any Contract in effect as of the date of this Agreement or (C) emergency capital expenditures that are necessary to maintain the operations of the Company’s business and properties as currently conducted; provided, that to the extent reasonably practicable, the Company shall consult with Parent prior to incurring any emergency capital expenditures in excess of one hundred thousand Dollars ($100,000), individually;

(xii) enter into, modify in any material respect, amend in any material respect, terminate (other than any Material Contract, Real Property Lease or other restaurant lease that has expired in accordance with its terms) or waive any material rights or material claims under any Material Contract, Real Property Lease or other restaurant lease except, in each case, for renewals of any Material Contract, Real Property Lease or other restaurant lease on substantially similar terms;

(xiii) enter into any Franchise Agreement or grant to any Person the right to engage in or carry on a business, or to sell or offer to sell any product or service, under or in association with any trademark, advertising or commercial symbol which constitutes a “franchise,” as that term is defined under the FTC Rule, regardless of the jurisdiction in which the franchised business is located or operated, or any other Law regulating the offer or sale of franchises, business opportunities or seller-assisted marketing plans;

(xiv) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

(xv) acquire (by merger, consolidation or acquisition of stock or assets) any other Person, any material equity interest in any other Person or a material amount of assets in any one transaction or series of related transactions, other than acquisitions (A) of raw materials, supplies, equipment, furniture, fixtures or inventory from vendors or suppliers for consumption or use in the ordinary course of business consistent with past practice or (B) that do not exceed one hundred thousand Dollars ($100,000) in the aggregate;

(xvi) lease, acquire or sell, or enter into any Contract to lease, acquire or sell, any real property or any interest therein for an aggregate payment that exceeds one hundred thousand Dollars ($100,000) in any one transaction or series of related transactions, in each case, without prior good faith consultation with Parent;

(xvii) sell, assign, license, lease, transfer, abandon or otherwise dispose of, or create any Lien on (other than any Permitted Lien), or otherwise dispose of, any of the Company’s or its Subsidiaries’ material tangible assets, other than such sales, assignments, licenses, leases, transfers, Liens or other dispositions (A) in the ordinary course of business consistent with past practice, (B) that are sales or other dispositions of equipment that is no longer used by the Company or its Subsidiaries in the operation of their respective businesses, or (C) that have neither a fair market value of the assets nor an aggregate purchase price that exceeds one hundred thousand Dollars ($100,000) in any one transaction or series of related transactions;

(xviii) sell, assign, lease, license, sublicense, terminate, abandon, waive, allow to lapse or otherwise transfer or dispose of, or create or incur any Lien (other than Permitted Liens) on or grant any interest in or rights with respect to, any material Company Intellectual Property (except for non-exclusive licenses entered into or granted in the ordinary course of business consistent with past practice);

(xix) close any restaurants, other than temporary closures in the ordinary course of business consistent with past practice or as required by applicable Law or Order;

(xx) fail to use commercially reasonable efforts to maintain in full force and effect material insurance policies covering the Company and its Subsidiaries and their respective directors, officers, properties, assets and businesses in a form and amount consistent with past practice in all material respects;

(xxi) establish, adopt, enter into or amend any collective bargaining agreement (or recognize or certify any labor union, labor organization, works council or group of employees as the bargaining representative for any employees of the Company or any of its Subsidiaries);

(xxii) implement any employee layoffs that trigger the WARN Act; or

(xxiii) agree, resolve or commit to take any of the actions prohibited by this Section 6.01(b).

Section 6.02 Solicitation; Acquisition Proposals; Adverse Recommendation Change.

(a) Notwithstanding anything to the contrary in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m., New York City time, on August 16, 2024 (the “No-Shop Period Start Date”), the Company, its Subsidiaries and their respective Representatives shall have the right to (i) solicit, initiate, encourage or facilitate any inquiry, discussion, offer, request, negotiation or proposal that constitutes, or could reasonably be expected to result in, an Acquisition Proposal (an “Inquiry”), including by providing information and data (including non-public information and data) relating to the Company or its Subsidiaries and affording access to the business, properties, assets, books, records and personnel of the Company and its Subsidiaries to any Third Party (and such Third Party’s Representatives, including potential financing sources) pursuant to an Acceptable Confidentiality Agreement; provided, however, that any non-public information or data concerning the

Company or any of its Subsidiaries that is provided to such Third Party or its Representatives, including potential financing sources, shall, to the extent not previously provided to Parent, be provided to Parent as promptly as practicable after providing it to such Third Party or its Representatives, including potential financing sources (and in any event within thirty-six (36) hours thereafter); and (ii) engage in, enter into, continue or otherwise participate in discussions or negotiations with any Third Party (and such Third Party’s Representatives, including potential financing sources) with respect to any Acquisition Proposal (or any Inquiry) and cooperate with or assist or participate in or facilitate any such Inquiry or any effort or attempt to make any Acquisition Proposal (or any Inquiry), including by granting a waiver, amendment or release under any pre-existing standstill or similar provision to the extent necessary to allow any such Third Party to engage in the activities contemplated by this Section 6.02(a) or otherwise submit an Acquisition Proposal to the Company. As promptly as practicable, and in any event within thirty-six (36) hours following the No-Shop Period Start Date, the Company shall deliver to Parent a written notice setting forth the identity of each Third Party from whom the Company or any of its Representatives has received an Acquisition Proposal prior to the No-Shop Period Start Date.

(b) Subject to the other provisions of this Section 6.02, from and after the No-Shop Period Start Date until the earlier of the termination of this Agreement pursuant to Article 8 and the Effective Time, the Company agrees that it shall, and it shall cause each of its Subsidiaries and its and their officers and directors to, and shall direct and use its reasonable best efforts to cause its and their other Representatives to, immediately: (i) cease any solicitations, discussions, negotiations or communications with any Third Party with respect to any Acquisition Proposal or Inquiry that would be prohibited by this Section 6.02(b); (ii) request the prompt return or destruction of all non-public information and data concerning the Company or its Subsidiaries previously furnished to any such Third Party (or such Third Party’s Representatives, including potential financing sources) with whom a confidentiality agreement was entered into at any time within the one-year period immediately preceding the No-Shop Period Start Date; (iii) cease providing any further information or access with respect to the Company and its Subsidiaries or otherwise in connection with any Acquisition Proposal or Inquiry to any such Third Party (or such Third Party’s Representatives, including potential financing sources); and (iv) terminate all access granted to any such Third Party (or such Third Party’s Representatives, including potential financing sources) to any physical or electronic data room. Subject to the other provisions of this Section 6.02, from and after the No-Shop Period Start Date, the Company shall not, and it shall cause each of its Subsidiaries and its and their officers and directors not to, and shall not authorize and shall direct and use commercially reasonable efforts to cause its and their other Representatives not to, directly or indirectly, (A) solicit, initiate, encourage or facilitate any Acquisition Proposal or Inquiry, including by providing information (including non-public information and data) relating to the Company or any of its Subsidiaries or affording access to the business, properties, assets, books, records or personnel of the Company or its Subsidiaries to any Third Party (or such Third Party’s Representatives), (B) engage in, enter into or otherwise participate in any discussions or negotiations with any Third Party (or such Third Party’s Representatives) with respect to an Acquisition Proposal or Inquiry, (C) approve or recommend an Acquisition Proposal, (D) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar definitive agreement (but excluding an Acceptable Confidentiality Agreement entered into pursuant to Section 6.02(c)) relating to an Acquisition Proposal (any of the foregoing, an “Alternative Acquisition Agreement”) or requiring the Company to abandon, terminate or fail to consummate the Transactions, or (E) propose or agree to do any of the foregoing. Notwithstanding the foregoing, in the event there is an Excluded Party as of the No-Shop Period Start Date, the Company may continue to engage in the activities described in this Section 6.02(b) with respect to such Excluded Party until the earlier to occur of (y) obtaining the Company Stockholder Approval or (z) such Third Party ceasing to be an Excluded Party.

(c) Notwithstanding anything to the contrary in Section 6.02(b), if after the No-Shop Period Start Date and prior to obtaining the Company Stockholder Approval the Company receives an unsolicited written bona fide Acquisition Proposal from a Third Party that did not result from a breach (other than a de minimis breach) of Section 6.02(b) and the Company Board has determined in good faith, after consultation with the Company’s independent financial advisors and outside legal counsel, that (x) such Acquisition Proposal constitutes or is reasonably expected to result in a Superior Proposal and (y) the failure to take the actions set forth in clauses (i) and (ii) of this paragraph would be inconsistent with its fiduciary duties under applicable Law, the Company and its Subsidiaries and Representatives may, in response to such Acquisition Proposal, (i) furnish information (including non-public information and data) relating to the Company or any of its Subsidiaries and afford access to the business, properties, assets, books, records and personnel of the Company or its Subsidiaries to such Third Party (and such Third Party’s Representatives, including potential financing sources) making such Acquisition Proposal (provided, however, that (A) prior to so furnishing such information or data, the Company receives from the Third Party an executed Acceptable Confidentiality Agreement to the extent such Third Party did not previously enter into an Acceptable Confidentiality Agreement, and (B) any non-public information concerning the Company or its Subsidiaries that is provided to such Third Party (or its Representatives) shall, to the extent not previously provided to Parent, be provided to Parent as promptly as practicable after providing it to such Third Party or its Representatives (and in any event within thirty-six (36) hours thereafter)), and (ii) engage or otherwise participate in discussions or negotiations with such Third Party (and such Third Party’s Representatives, including potential financing sources) with respect to such Acquisition Proposal.

(d) From and after the No-Shop Period Start Date, the Company shall notify Parent promptly (but in no event later than thirty-six (36) hours) after receipt of any Acquisition Proposal or any request for non-public information or data regarding the Company or any of its Subsidiaries by any Third Party that informs the Company that it is making, has made or is considering making an Acquisition Proposal, or any other Inquiry or request from any Third Party seeking non-public information or to have discussions or negotiations with the Company or its Representatives regarding a possible Acquisition Proposal or that the Company determines would be reasonably expected to lead to an Acquisition Proposal. Such notice shall be made in writing and shall identify the Third Party making such Acquisition Proposal, Inquiry or request and indicate the material terms and conditions of any such Acquisition Proposal or Inquiry, to the extent known (including, if applicable, providing copies of any written Acquisition Proposal or Inquiry and any proposed agreements related thereto). The Company shall also promptly (and in any event within thirty-six (36) hours) notify Parent, in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal or provides non-public information or data to any Third Party as permitted by Section 6.02(c), promptly notify Parent of any change to the financial and other material terms and conditions of any such Acquisition Proposal and otherwise keep Parent reasonably informed of the status and terms of any such Acquisition Proposal or Inquiry on a reasonably current basis, including by providing a copy of all written proposals, counter-proposals, written offers, drafts of proposed agreements and material correspondence relating thereto. Neither the Company nor any of its Subsidiaries shall, after the date of this Agreement, enter into any confidentiality or similar agreement that would prohibit it from providing such information to Parent or otherwise complying with its obligations under this Agreement. The Company shall provide Parent with twenty-four (24) hours prior written notice (or such lesser prior notice as is provided to the members of the Company Board) of any meeting of the Company Board (or committee thereof) at which it would reasonably be expected to determine whether an Acquisition Proposal constitutes a Superior Proposal.

(e) Except as permitted by Section 6.02(f), neither the Company Board nor any committee thereof shall (i) (A) change, withhold, withdraw, modify or qualify in any manner adverse to Parent or Merger Sub or resolve to or publicly propose or announce its intention to change, withhold, withdraw, modify or qualify in a manner adverse to Parent or Merger Sub, the Board Recommendation, (B) approve, adopt or recommend or resolve to or publicly propose or announce its intention to approve, adopt or recommend any Acquisition Proposal, (C) fail to include the Board Recommendation in the Proxy Statement, (D) within ten (10) Business Days of Parent’s written request, fail to make or reaffirm the Board Recommendation following the date any Acquisition Proposal or any material modification thereto is first disclosed or given to stockholders of the Company (and no more than once in connection with any such modification), (E) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act within ten (10) Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer, or (F) publicly propose or agree to any of the foregoing (any of the actions described in clauses (A) through (F) of this Section 6.02(e), an “Adverse Recommendation Change”), or (ii) approve, adopt, declare advisable or recommend (or agree to, resolve or propose to approve, adopt, declare advisable or recommend), or cause or permit the Company or any of its Subsidiaries to enter into, any Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 6.02) or publicly propose or announce its intention to do any of the foregoing.

(f) At any time after the date hereof and prior to obtaining the Company Stockholder Approval, the Company Board may (A) effect an Adverse Recommendation Change in response to an Intervening Event or (B) if the Company has received a written bona fide Acquisition Proposal that did not result from a breach (other than a de minimis breach) of this Section 6.02 and that the Company Board has determined, after consultation with the Company’s outside legal counsel and independent financial advisors, constitutes a Superior Proposal, effect an Adverse Recommendation Change and/or terminate this Agreement pursuant to Section 8.01(h) with respect to such Superior Proposal, in each of clause (A) or (B), if and only if:

(i) the Company has complied in all material respects with its obligations under this Section 6.02;

(ii) the Company Board has determined, after consultation with the Company’s outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the directors’ duties under applicable Law;

(iii) the Company has provided a prior written notice (a “Notice of Change of Recommendation”) to Parent stating that the Company Board intends to take such action and the basis therefor, which notice shall (x) in the case of an Intervening Event, describe such Intervening Event in reasonable detail and (y) in the case of a Superior Proposal, identify the Third Party making the Superior Proposal, describe the material terms and conditions of such Superior Proposal and include, to the extent applicable, copies of all relevant material documents relating to such Superior Proposal (including any proposed merger or other agreement, financing documents and commitment letters);

(iv) during the four (4) Business Day period following Parent’s receipt of the Notice of Change of Recommendation (a “Notice of Change Period”), the Company shall, and shall cause its Representatives to, negotiate with Parent (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that, (x) in the case of an Intervening Event, the failure to effect such Adverse Recommendation Change would no longer reasonably be expected to be inconsistent with the directors’ duties under applicable Law and (y) in the case of a Superior Proposal, such Acquisition Proposal ceases to constitute a Superior Proposal; and

(v) following such Notice of Change Period, the Company Board has determined, after consultation with the Company’s outside legal counsel and independent financial advisors, and taking into account any changes to this Agreement or the Transactions proposed by Parent in response to the Notice of Change of Recommendation or otherwise, that the failure of the Company Board to effect an Adverse Recommendation Change and/or terminate this Agreement pursuant to Section 8.01(h), as applicable, would reasonably be expected to be inconsistent with the directors’ duties under applicable Law and, with respect to a Superior Proposal, that such Acquisition Proposal continues to constitute a Superior Proposal.

(g) Any amendment to the financial terms (including the form, amount or timing of payment of consideration) or any other material amendment of a Superior Proposal will require a new Notice of Change of Recommendation, and the Company will be required to comply again with the requirements of Section 6.02(f); provided, however, that the Notice of Change Period will be reduced to two (2) Business Days following receipt by Parent of such new Notice of Change of Recommendation. The parties agree that the delivery of the Notice of Change of Recommendation by the Company will not, in and of itself, constitute an Adverse Recommendation Change.

(h) Nothing contained in this Agreement will prohibit the Company or the Company Board from (i) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company that is required by applicable Law (it being agreed that the issuance by the Company or the Company Board of a “stop, look and listen” or similar statement of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act will not constitute an Adverse Recommendation Change); provided, however, that neither the Company nor the Company Board or any committee thereof will be permitted to recommend that the stockholders of the Company tender any securities in connection with any tender offer or exchange offer that is an Acquisition Proposal or otherwise effect an Adverse Recommendation Change, except in accordance with the other provisions of this Section 6.02.

(i) The Company agrees (i) that it will promptly instruct its and its Subsidiaries’ respective Representatives of the obligations undertaken in this Section 6.02 and (ii) any violation or breach of the restrictions set forth in this Section 6.02 by any Subsidiary of the Company or any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach or violation of this Section 6.02 by the Company for all purposes of this Agreement.

Section 6.03 Approval of Merger

(a) The Company shall prepare and shall cause to be filed with the SEC in preliminary form a proxy statement relating to the Stockholders’ Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”) no later than the second (2nd) Business Day after the No-Shop Period Start Date. The Company will cause the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub in writing expressly for inclusion or incorporation by reference in the Proxy Statement. The Company will cause the Proxy Statement to comply in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder and to satisfy all rules of NASDAQ. The Company shall promptly notify Parent and Merger Sub upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement, and shall provide Parent and Merger Sub with copies of all correspondence between the Company or its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand. The Company shall use commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC or the staff of the SEC with respect to the Proxy Statement, and the Company shall provide Parent and Merger Sub and their respective counsel a reasonable opportunity to participate in the formulation of any written response to any such written comments of the SEC or its staff. Prior to the filing of the Proxy Statement or the dissemination thereof to the Company’s stockholders, or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company shall provide Parent and Merger Sub and their Representatives a reasonable opportunity to review and to propose comments on such document or response and shall consider in good faith any comments so proposed.

(b) Parent shall provide to the Company all information concerning Parent and Merger Sub as may be reasonably requested by the Company in connection with the preparation of the Proxy Statement. Parent will cause the information relating to Parent or Merger Sub supplied by it in writing expressly for inclusion in the Proxy Statement, at the time the Proxy Statement is first mailed to stockholders of the Company or of any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement promptly following request therefor from the Company.

(c) The Company shall cause the definitive Proxy Statement to be filed with the SEC and mailed to the Company’s stockholders as promptly as practicable, and in no event more than five (5) business days, after the later of (i) the expiration of the ten (10)-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act or (ii) the date on which the Company learns the SEC staff has no further comments on the Proxy Statement (the “Proxy Statement Clearance Date”). The Company will take, in accordance with applicable Law and the Company Organizational Documents, all reasonable action necessary to establish a record date for and give notice of a meeting of its stockholders, for the purpose of obtaining the Company Stockholder Approval (the “Stockholders’ Meeting”). The Company shall duly call, convene and hold the Stockholders’ Meeting as promptly as reasonably practicable after the Proxy Statement Clearance Date; provided, however, that in no event shall such meeting be held later than forty-five (45) calendar days following the date the Proxy Statement is mailed to the Company’s stockholders without Parent’s prior written consent. Except to the extent an Adverse Recommendation Change has been made in accordance with Section 6.02(f) and not thereafter withdrawn by the Company Board, (A) the Proxy Statement shall include the Board Recommendation, and (B) the Company shall use commercially reasonable efforts to solicit proxies in favor of the adoption of this Agreement and, in any event, shall ensure that all proxies solicited by or on behalf of the Company in connection with the Stockholders’ Meeting are solicited in compliance, in all material respects, with all applicable Laws and all rules of NASDAQ. The Company agrees that, unless this Agreement shall have been terminated in accordance with Article 8, its obligations pursuant to this Section 6.03 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or (except as expressly set forth in the preceding sentence) by the making of any Adverse Recommendation Change.

(d) The Company may, and at Parent’s request shall, adjourn the Stockholders’ Meeting in one or more successive adjournments to a date that is no later than thirty (30) days after the date on which the Stockholders’ Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) (i) if a quorum has not been established, (ii) to allow reasonable additional time to solicit additional proxies if necessary in order to obtain the Company Stockholder Approval or (iii) after consultation with Parent, to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith is necessary or advisable under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Stockholders’ Meeting. The Company shall keep Parent reasonably informed with respect to the number of proxies received and its preliminary vote tabulation prior to and at the Stockholders’ Meeting.

(e) If at any time prior to the Effective Time any event or circumstance relating to the Company or any of its Subsidiaries or its or their respective officers or directors should be discovered by the Company which, pursuant to applicable Law, should be set forth in an amendment or a supplement to the Proxy Statement, the Company shall promptly inform Parent. Each of Parent, Merger Sub and the Company agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. Each of the Company and Parent shall cause all documents that such party is responsible for filing with the SEC in connection with the Merger to comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and, as applicable, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 6.04 Access to Information. From the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.01, the Company shall, upon reasonable prior notice, give Parent and Merger Sub, their officers and employees and their authorized Representatives, reasonable access during normal business hours to the contracts, books, records, analyses, projections, financial and operating data, plans, systems, senior management, employees, other Representatives, offices and other facilities and properties of the Company as Parent or Merger Sub or their respective Representatives may from time to time reasonably request in writing. The terms of the Confidentiality Agreement shall apply to any information provided to Parent or Merger Sub pursuant to this Section 6.04. Notwithstanding anything to the contrary set forth herein, the Company shall not be required to provide access to, or to disclose information, where such access or disclosure would, as advised by outside counsel, (a) jeopardize the attorney-client privilege of the Company or (b) contravene any Laws or any applicable antitrust principles or contractual restriction; provided, that the Company shall in such event use commercially reasonable efforts to make reasonable alternative arrangements to permit such access or disclosure in a way that does not violate such obligations or applicable Laws or would not result in the loss of such legal protections, including entering into a joint defense agreement in customary form. Nothing in this Section 6.04 shall be construed to require the Company, any of its Subsidiaries or any of their respective Representatives to prepare any appraisals or opinions. Any investigation conducted pursuant to the access contemplated by this Section 6.04 shall be conducted in a manner that (i) does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by officers, employees and other authorized Representatives of the Company or any of its Subsidiaries of their normal duties or (ii) create a risk of damage or destruction to any property or assets of the Company or its Subsidiaries. Any access to the properties of the Company and its Subsidiaries (1) shall be subject to the Company’s reasonable safety and security measures and insurance requirements and (2) shall not include any testing, sampling, monitoring or analysis of soil, groundwater, building materials, indoor or ambient air, or other environmental media without the written consent of the Company, which may be withheld at the Company’s sole discretion, including if providing such access would reasonably be expected to jeopardize the health and safety of any employee of the Company or any of its Subsidiaries.

Section 6.05 Notice of Certain Events. The Company shall give prompt notice to Parent and Merger Sub of the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, would reasonably be likely to cause any condition to Closing set forth in Section 7.02(a), Section 7.02(b) and Section 7.02(c) (as applicable) to not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.05 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the representations or warranties of the parties, or the conditions to the obligations of the parties hereto. Furthermore, the Company shall give prompt notice to Parent and Merger Sub, and Parent and Merger Sub shall give prompt notice to the Company, of any notice or other communication received by such party from any Governmental Authority in connection with this Agreement or the Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions.

Section 6.06 Employee Benefit Plan Matters.

(a) With respect to each Continuing Employee who is not an hourly restaurant employee, (i) during the period beginning at the Effective Time and ending ninety (90) days after the Closing Date (the “Compensation Transition Date”), Parent shall provide, or shall cause one of its Affiliates (which may be the Surviving Corporation) to provide, to each such Continuing Employee, (A) an annual base salary or base wage rate, as applicable, and (B) target annual cash incentive opportunities (if any) under the Company’s bonus plan as in effect at the Effective Time that are no less favorable in the aggregate than those provided to such Continuing Employee immediately prior to the Effective Time; and (ii) during the period beginning immediately after the Compensation Transition Date and ending on the first anniversary of the Closing Date, Parent shall provide, or shall cause one of its Affiliates (which may be the Surviving Corporation) to provide, to each such Continuing Employee, total direct compensation, consisting of (A) an annual base salary or base wage rate, as applicable, (B) target annual cash incentive opportunities (if any) under Parent’s bonus plan as then in effect and (C) an equity grant (if any) at target, that is substantially comparable in the aggregate to the total direct compensation provided to similarly-situated employees of Parent and its Affiliates; provided, however, that the cash incentive or bonus opportunities for Continuing Employees who participated in an Incentive Plan as of immediately prior to the Effective Time shall be governed by Section 6.06(c).

(b) With respect to each Continuing Employee who is an hourly restaurant employee, during the period beginning at the Effective Time and ending on June 30, 2025, Parent shall provide, or shall cause one of its Affiliates (which may be the Surviving Corporation) to provide, to each such Continuing Employee, total cash compensation no less favorable in the aggregate than the total cash compensation provided to such Continuing Employee immediately prior to the Effective Time.

(c) Parent shall, or shall cause one of its Affiliates (which may be the Surviving Corporation) to, continue to maintain the Incentive Plans until December 29, 2024, and shall honor and pay out any bonuses thereunder either (i) at target, with respect to any Incentive Plan (or portion thereof) based on overall Company performance, or (ii) as determined based on actual performance, with respect to any Incentive Plan (or portion thereof) based on any metric other than overall Company performance, in each case, in accordance with the terms of such plan; provided, that, for the avoidance of doubt, the bonus targets under the Incentive Plans shall not be subject to any downward or upward adjustments. From and after December 30, 2024, until the first anniversary of the Closing Date, any Continuing Employees who participated in an Incentive Plan shall be eligible to participate in, or to receive partial-year bonus opportunities substantially comparable to participants in, a comparable management incentive plan of similarly-situated employees of Parent and its Affiliates, and any changes to bonus targets with respect to such incentive plans or bonus opportunities shall be considered in connection with the total direct compensation provided to Continuing Employees pursuant to Section 6.06(a).

(d) Parent shall, or shall cause one of its Affiliates (which may be the Surviving Corporation) to, (i) honor the written employment agreements set forth on Section 6.06(d) of the Company Disclosure Letter following the Closing Date (provided that, for the avoidance of doubt, nothing in this Agreement shall limit Parent or the Surviving Corporation’s right to terminate any such employment agreement in accordance with, and subject to, its terms), (ii) honor and recognize all earned but unused vacation, sick leave, and similar paid time off earned by each Continuing Employee as of immediately prior to the Effective Time, and (iii) provide to each Continuing Employee any severance benefits provided to similarly-situated employees of Parent and its Affiliates in connection with previous acquisitions.

(e) During the period beginning at the Effective Time and ending on June 30, 2025 (the “Benefit Transition Date”), Parent shall provide, or shall cause one of its Affiliates (which may be the Surviving Corporation) to provide, each Continuing Employee with employee benefits, excluding severance, that are substantially similar in the aggregate to the employee benefits to which such Continuing Employee was entitled as of immediately prior to the Effective Time. During the period beginning immediately after the Benefit Transition Date and ending on the first anniversary of the Closing Date, Parent shall provide, or shall cause one of its Affiliates (which may be the Surviving Corporation) to provide, each Continuing Employee with employee benefits that are substantially comparable in the aggregate to those provided to other similarly-situated employees of Parent and its Affiliates.

(f) To the extent that any employee benefit plans sponsored by Parent or one of its Affiliates (including the Surviving Corporation) other than Employee Plans (such plans, the “New Plans”) are made available to any Continuing Employee, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) use commercially reasonable efforts to cause to be granted to such Continuing Employee credit for all service with the Company and its Subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation or other paid time off accrual and severance entitlement), except that such service need not be credited to the extent that it would result in duplication of coverage or benefits for the same period of service. In addition, and without limiting the generality of the foregoing, Parent shall use commercially reasonable efforts to ensure that (i) each Continuing Employee shall be immediately eligible to participate, without any waiting period or other similar eligibility requirement, in any and all New Plans to the extent that coverage pursuant to any such New Plan replaces coverage pursuant to a corresponding Employee Plan in which such Continuing Employee participates immediately before the Effective Time (such plans, the “Old Plans”); (ii) for purposes of each New Plan providing life insurance, medical, dental, pharmaceutical, vision or disability benefits to any Continuing Employee, all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan shall be waived for such Continuing Employee and his or her covered dependents, and, if applicable in the event of a mid-year replacement of such plans, any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date that such Continuing Employee’s participation in the corresponding New Plan begins shall be given full credit pursuant to such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan; and (iii) the accounts of such Continuing Employees pursuant to any New Plan that is a flexible spending plan shall be credited with any unused balance in the account of such Continuing Employee pursuant to any Old Plan.

(g) Nothing in this Agreement shall confer upon any Continuing Employee or any other Person any right to continue in the employ or service of Parent, the Company, the Surviving Corporation or any Affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Company, the Surviving Corporation or any Affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Parent, the Surviving Corporation, the Company or any Affiliate of Parent and the Continuing Employee. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.06 shall (i) be deemed or construed to be an amendment or other modification of any Employee Plan or Parent employee benefit plan; (ii) require Parent, the Company, the Surviving Corporation or any of their respective Affiliates to continue any Employee Plan or Parent employee benefit plan; or (iii) create any third party rights in any current or former director, officer, employee or service provider of the Company or any of its Subsidiaries (or any beneficiaries or dependents thereof).

Section 6.07 State Takeover Laws. If any Anti-Takeover Law becomes or is deemed to become applicable to the Company or the Transactions, then the Company, the Company Board, an appropriate committee thereof, as applicable, shall grant such approvals and take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise use its reasonable best efforts to render the restrictions imposed by such statute (or the relevant provisions thereof) inapplicable to the foregoing.

Section 6.08 Director and Officer Liability.

(a) From and after Closing and for a period of six (6) years thereafter, Parent shall cause the Surviving Corporation and its Subsidiaries to honor and perform all of the obligations of the Company and its Subsidiaries, to the fullest extent permissible under applicable Law, under the Company Organizational Documents and the Organizational Documents of the Company’s Subsidiaries in effect on the date hereof, and under any indemnification or other similar agreements in effect on the date hereof that have been made available to Parent prior to the date hereof (the “Indemnification Agreements”), to indemnify and advance expenses to their respective directors, officers and other persons covered by such Company Organizational Documents, the Organizational Documents of the Company’s Subsidiaries or Indemnification Agreements (the “Covered Persons”) arising out of or relating to actions or omissions in such capacity at or prior to the Effective Time, including in connection with the approval of this Agreement and the Transactions.

(b) Effective as of the Effective Time, Parent shall purchase, at a price not to exceed three hundred percent (300%) of the amount per annum the Company paid for such insurance in its last full fiscal year prior to the date of this Agreement (the “Current Premiums”), a directors’ and officers’ liability insurance “tail” or “runoff” insurance program for a period of six (6) years after the Effective Time with respect to wrongful acts and/or omissions committed or allegedly committed by Covered Persons at or prior to the Effective Time (such coverage shall have an aggregate coverage limit over the term of such policy in an amount not to exceed the annual aggregate coverage limit under the Company’s and its Subsidiaries’ existing directors’ and officers’ liability policy, and in all other material respects shall be comparable to such existing coverage). If Parent fails to timely purchase such prepaid “tail” or “runoff” policy, then either (i) the Company may purchase such “tail” or “runoff” policy or (ii) the Surviving Corporation shall substitute therefor policies of at least the same coverage containing terms and conditions that are not less favorable with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend pursuant to this Section 6.08(b) more than an amount per year equal to three hundred percent (300%) of the Current Premiums and if such premiums for such insurance would at any time exceed three hundred percent (300%) of the Current Premiums of such insurance programs, then Parent or the Surviving Corporation shall cause to be maintained policies of insurance that, in Parent’s or the Surviving Corporation’s good faith judgement, provide the maximum coverage available at an annual premium equal to three hundred percent (300%) of the Current Premiums.

(c) In the event, during the period six (6) years after the Effective Time, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, Parent shall cause such continuing or surviving corporation or entity or transferee of such assets, as the case may be, to assume all of the applicable obligations set forth in this Section 6.08.

(d) For a period of six (6) years after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Covered Persons for periods at or prior to the Effective Time than are currently set forth in the Company Organizational Documents.

(e) The Covered Persons (and their successors and heirs) are intended third party beneficiaries of this Section 6.08, and this Section 6.08 shall not be amended in a manner that is adverse to the Covered Persons (including their successors and heirs) or terminated without the consent of the Covered Persons (including their successors and heirs) affected thereby.

Section 6.09 Consents and Approvals.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and subject to any different standard set forth herein with respect to any covenant or obligation, Parent and Merger Sub shall (and shall cause their respective Subsidiaries to, if applicable), on the one hand, and the Company shall (and shall cause its Subsidiaries to, if applicable), on the other hand, use their respective reasonable best efforts to: (i) take (or cause to be taken) all actions; (ii) do (or cause to be done) all things; and (iii) assist and cooperate with the other parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective the Transactions, as promptly as practicable, and in any event prior to the End Date, including by (A) obtaining all consents, licenses, permits, waivers, clearances, approvals, Orders and authorizations required to be obtained from any Governmental Authority, and (B) making all required registrations, declarations and filings with any Governmental Authority, in each case that are necessary or advisable to consummate the Transactions; provided, that this Section 6.09(a) shall not apply to any matters relating to the HSR Act, which shall be governed by Section 6.09(b).

(b) Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall (and shall cause their respective Subsidiaries, if applicable, to) make or cause to be made the applications or filings required to be made by Parent, Merger Sub or the Company or any of their respective Subsidiaries, as applicable, under or with respect to the HSR Act within ten (10) Business Days after the date hereof. Parent and the Company shall, and shall cause their respective Subsidiaries to, (i) reasonably cooperate and coordinate with the other party in connection with the other party’s applications, filings or submissions under this Section 6.09(b); (ii) give the other party a reasonable opportunity to review any applications, filings or submissions with any Governmental Authority; (iii) promptly inform the other party of the occurrence and contents of any substantive oral communications from, and promptly provide to the other party copies of any substantive written communications from, any Governmental Authority in respect of such filings, applications or submissions; (iv) provide the other party with drafts of any substantive written communications to any Governmental Authority in respect of such filings, applications or submissions and give the other party a reasonable opportunity to review such draft communications; and (v) provide to the other party such necessary information and reasonable assistance as the other party may reasonably request, including with respect to any requests for additional information, documents or other materials by any Governmental Authority; provided, that each of the Company, Parent and Merger Sub may designate any non-public or competitively sensitive information (including trade secrets) provided to any Governmental Authority as restricted to “outside counsel only” and any such information shall not be shared with employees, officers or directors or their equivalents of Parent or Merger Sub, without approval of the Company, if the Company is providing the non-public or competitively sensitive information, or to the Company, without approval of Parent, if Parent or Merger Sub is providing the non-public or competitively sensitive information, and none of the Company, Parent and Merger Sub shall not be required to share information that is entitled to legal privilege with the other parties, even on an “outside counsel only” basis, where this would cause such information to cease to be entitled to legal privilege. To the extent reasonably practicable, each party agrees not to participate, or to permit their respective Subsidiaries or

Representatives to participate, in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection with the Transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Authority, gives the other party the opportunity to attend and participate. Neither party will stay, toll or extend any applicable waiting period under the HSR Act, pull and refile under the HSR Act or enter into any timing or other agreement or understanding with any Governmental Authority with respect to the HSR Act except with the prior written consent of the other party.

(c) If any consent, approval or waiver of, or notice to, a counterparty to a Material Contract is required under the terms thereof in connection with the Transactions, then as promptly as practicable after the date hereof, the Company shall give such notices to such counterparties and shall use its commercially reasonable efforts to obtain such consents, approvals or waivers with respect to such Material Contracts (which the parties acknowledge may or may not be obtained); provided, however, that in no event will Parent or Merger Sub be required to, and in no event shall the Company prior to the Effective Time, without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), pay any fee, penalty or other consideration or make any accommodation to any Third Party to obtain any consent, approval or waiver required with respect to any such Material Contract.

(d) The Company shall, at Parent’s request, obtain payoff instructions and a customary payoff letter in connection with the repayment and termination of the Company Credit Facility and any other Material Contract providing for Indebtedness for borrowed money and any Liens resulting therefrom.

(e) If any Proceeding is instituted (or threatened to be instituted) by a Governmental Authority challenging the Transactions as violative of any applicable Law, each of the parties hereto shall, and shall cause their respective Affiliates to, cooperate and use their reasonable best efforts to contest and resist any such Proceeding, including any Proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the Transactions.

(f) Parent shall cause its applicable Subsidiary to vote (or act by written consent with respect to) all of the shares of capital stock of Merger Sub owned by such Subsidiary in favor of the adoption of this Agreement in accordance with applicable Law.

Section 6.10 Public Announcements. Neither the Company nor Parent, nor any of their respective controlled Affiliates, shall issue or cause the publication of any press release or other announcement with respect to the Transactions or this Agreement without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), unless such party determines, after consultation with counsel, that it is required by applicable Law, Proceeding, or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other announcement with respect to the Transactions or this Agreement, in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide an opportunity to the other party to review and comment upon such press release or other announcement; provided, however, that notwithstanding the foregoing, the Company shall not be required to consult with Parent before issuing any press release or making any other public statement with respect to an Adverse Recommendation Change effected in accordance with Section 6.02(f); provided, further, neither the Company, on the one hand, nor Parent or Merger Sub, on the other hand, shall be required to consult with the other before issuing any press release or making any other public statement with respect to the termination of this Agreement or the effects thereof or any Proceeding between the parties hereto; provided, further, each party hereto and their respective controlled Affiliates may make disclosures or statements that are substantially the same as previous press releases, public disclosures or public statements made by Parent and the Company in compliance with this Section 6.10 and do not contain any information relating to the Company, Parent or the Transactions that has not been previously announced or made public in accordance with the terms of this Section 6.10. Prior to either party making any written communications to the employees of the Company or any of its Subsidiaries pertaining to employment, compensation or benefit matters that are affected by the Transactions, each party shall provide the other party with a copy of the intended communication, the other party shall have a reasonable period of time to review and comment on the communication, and the parties shall cooperate in providing any such mutually agreeable communication. Following the No-Shop Period Start Date, the Company shall use commercially reasonable efforts to facilitate a reasonable number of meetings, at reasonable times and upon reasonable advance notice, between Parent and the employees of the Company or any of its Subsidiaries as Parent may request from time to time for purposes of discussing matters related to post-Closing employment of such employees.

Section 6.11 Section 16 Matters. Parent and the Company agree that, in order to most effectively compensate and retain those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the Merger, prior to and after the Effective Time, it is desirable that such Persons not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable Law in connection with the Transactions and, for that compensatory and retentive purpose, agree to the provisions of this Section 6.11. Accordingly, promptly after the date hereof, the Company shall take all such steps as may be required to cause any dispositions of shares of Company Common Stock resulting from the Transactions by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

Section 6.12 Confidentiality. Parent and the Company hereby acknowledge and agree to continue to be bound by the letter agreement dated as of April 4, 2024, between Parent and the Company (the “Confidentiality Agreement”); provided, that the confidentiality, non-disclosure and use restrictions on Parent and its Affiliates and Representatives under the Confidentiality Agreement shall terminate upon the Closing.

Section 6.13 Transaction Litigation. Between the date hereof and the Effective Time, the Company will provide Parent with prompt notice of all Transaction Litigation (including by providing copies of all pleadings, demand letters and other correspondence with respect thereto) and keep Parent reasonably informed with respect to the status thereof. The Company will (a) give Parent the opportunity to participate, at its own expense, in the defense, settlement or prosecution of any Transaction Litigation, and (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation. The Company shall not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed).

Section 6.14 Stock Exchange Delisting. The Company shall cooperate with any reasonable request of Parent, and in respect thereof use commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of NASDAQ to enable delisting by the Surviving Corporation of the Company Common Stock from NASDAQ and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time (and, in any event, within ten (10) days after the Closing Date).

Section 6.15 No Control of the Other Party’s Business. The parties acknowledge and agree that nothing contained in this Agreement is intended to give Parent or Merger Sub, on the one hand, or the Company or its Subsidiaries, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of Parent, Merger Sub and the Company and its Subsidiaries shall exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own respective business and operations.

ARTICLE 7

CONDITIONS TO THE MERGER

Section 7.01 Conditions to the Obligations of Each Party. The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or, to the extent permitted by Law, waiver of, at or prior to the Closing, of the following conditions:

(a) the Company Stockholder Approval shall have been obtained;

(b) no Governmental Authority having jurisdiction over any party hereto shall have issued any Order that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Merger, and no applicable Law shall have been adopted and be continuing in effect that makes consummation of the Merger illegal or otherwise prohibited; and

(c) the applicable waiting period (and any extension thereof, subject to Section 6.09) applicable to the Merger under the HSR Act shall have expired or been terminated.

Section 7.02 Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the Merger is subject to the satisfaction, or, to the extent permitted by Law, waiver by Parent of, at or prior to the Closing, of the following conditions:

(a) the representations and warranties of the Company set forth in:

(i) Section 4.01 (Organization and Good Standing), Section 4.02 (Corporate Power; Enforceability), Section 4.03 (Company Board Approval; Fairness Opinion; Anti-Takeover Laws), Section 4.04(a)(i) (Non-Contravention), Section 4.06(b)(i) (second sentence only), Section 4.06(b)(ii) and Section 4.06(b)(iii) (Stock Reservation and Awards), the first sentence of Section 4.06(d) (Company Stock Plans and Award Agreements), Section 4.06(e) (Other Rights), the second sentence of Section 4.07(b) (Power and Enforceability), Section 4.07(c) (Subsidiary Securities) and Section 4.29 (Brokers) (A) that are not qualified by “materiality,” “Company Material Adverse Effect” and words of similar import set forth therein shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except for any such representation or warranty that is expressly made as of a specified date, in which case such representation or warranty shall be so true and correct only on and as of such specified date), and (B) that are qualified by “materiality,” “Company Material Adverse Effect” and words of similar import set forth therein shall be true and correct in all respects (without disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except for any such representation or warranty that is expressly made as of a specified date, in which case such representation or warranty shall be so true and correct only on and as of such specified date);

(ii) Section 4.06(a) (Capital Stock), the first sentence of Section 4.06(b)(i) (Stock Reservation and Awards) and Section 4.06(c) (Company Securities) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except for any such representation or warranty that is expressly made as of a specific date, in which case such representation or warranty shall be so true and correct only on and as of such specified date), except in the case of this clause (ii) only, for such failures to be true and correct that are de minimis; and

(iii) Article 4 (other than the representations and warranties referred to in the foregoing clauses (i) and (ii)) shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except for any such representation or warranty that is expressly made as of a specified date, in which case such representation or warranty shall be so true and correct only on and as of such specified date), except in the case of this clause (iii) only, where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b) the Company shall have performed and complied in all material respects with all covenants required to be performed or complied with by the Company under this Agreement on or prior to the Closing Date;

(c) since the date of this Agreement, no Company Material Adverse Effect shall have occurred and be continuing; and

(d) Parent shall have received at the Closing a certificate signed on behalf of the Company by an authorized officer of the Company certifying that the conditions set forth in Section 7.02(a), Section 7.02(b) and Section 7.02(c) have been satisfied.

Section 7.03 Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction, or, to the extent permitted by Law, waiver by the Company of, at or prior to the Closing, of the following conditions:

(a) the representations and warranties of Parent and Merger Sub set forth in Article 5 (disregarding all qualifications or limitations as to “materiality,” “material adverse effect” and words of similar import set forth therein) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except for any such representation or warranty that is expressly made as of a specified date, in which case such representation or warranty shall be so true and correct only on and as of such specified date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to prevent or materially delay the ability of Parent and Merger Sub to perform their respective obligations under this Agreement or to consummate the Transactions;

(b) Parent and Merger Sub shall have performed and complied in all material respects with all covenants required to be performed or complied with by Parent or Merger Sub under this Agreement on or prior to the Closing Date; and

(c) the Company shall have received at the Closing a certificate signed on behalf of Parent by any authorized officer of Parent certifying that the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

ARTICLE 8

TERMINATION

Section 8.01 Termination. This Agreement may be validly terminated and the Merger may be abandoned, whether before or after the Company Stockholder Approval has been obtained (except as otherwise provided below), at any time prior to the Effective Time:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company, upon written notice to the other party, if the Merger has not been consummated on or before February 17, 2025 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose material breach of any provision of this Agreement has primarily caused the failure to consummate the Transactions on or prior to the End Date;

(c) by either Parent or the Company, upon written notice to the other party, if any Governmental Authority of competent jurisdiction shall have issued a final and non-appealable Order or taken any other final action permanently enjoining, restraining or otherwise prohibiting the consummation of the Transactions; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.01(c) shall not have (i) breached in any material respect its obligations under Section 6.09 or (ii) been the primary cause of such Order or other action due to failure to perform any such obligations;

(d) by either Parent or the Company, upon written notice to the other party, if the Stockholders’ Meeting shall have concluded (including after any postponement, recess or adjournment thereof taken in accordance with this Agreement) and the Company Stockholder Approval shall not have been obtained thereat;

(e) by Parent, upon written notice to the Company, in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained herein that (i) would result in any condition set forth in Section 7.02 not being satisfied and (ii) has not been cured prior to the earlier of the End Date or the thirtieth (30th) calendar day following Parent’s delivery of written notice of such breach to the Company; provided, however, that Parent shall not be entitled to terminate this Agreement pursuant to this Section 8.01(e) if, at the time of such termination, either Parent of Merger Sub is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement such that a condition set forth in Section 7.03 would not be satisfied;

(f) by the Company, upon written notice to Parent, in the event of a breach by Parent or Merger Sub of any representation, warranty, covenant or other agreement contained herein that (i) would result in any condition set forth in Section 7.03 not being satisfied and (ii) has not been cured prior to the earlier of the End Date or the thirtieth (30th) calendar day following the Company’s delivery of written notice describing such breach to Parent; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.01(f) if, at the time of such termination, the Company is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement such that a condition set forth in Section 7.02 would not be satisfied;

(g) by Parent, upon written notice to the Company, if, prior to obtaining the Company Stockholder Approval, (i) the Company Board or any committee thereof shall have effected an Adverse Recommendation Change (provided, however, that the exercise of such termination right by Parent must occur within ten (10) Business Days after such Adverse Recommendation Change) or (ii) the Company has breached its obligations under Section 6.02 in any material respect; or

(h) by the Company, upon written notice to Parent, if, prior to obtaining the Company Stockholder Approval, (i) the Company Board shall have effected an Adverse Recommendation Change in order to enter into an Alternative Acquisition Agreement providing for a Superior Proposal in accordance with Section 6.02(f) and (ii) in connection with such termination, the Company pays or causes to be paid to Parent the Termination Fee in accordance with Section 8.02(b).

Section 8.02 Effect of Termination; Payment of Termination Fee.

(a) If this Agreement is terminated pursuant to Section 8.01, this Agreement shall become void and of no effect without liability of any party (or any Representative of such party) to each other party hereto; provided, however, that the Confidentiality Agreement, the provisions of Section 6.10, Section 6.12, this Section 8.02 and Article 9 shall survive any termination hereof pursuant to Section 8.01. Notwithstanding anything to the contrary provided in this Agreement, including in the foregoing provisions of this Section 8.02(a), nothing shall relieve any party hereto from liability for a Willful Breach prior to such termination.

(b) In the event that this Agreement is terminated by the Company pursuant to Section 8.01(h) (Superior Proposal), then the Company shall pay Parent the Termination Fee by wire transfer of same-day funds to an account designated by Parent, immediately prior to or substantially concurrently with such termination.

(c) In the event that:

(i) this Agreement is terminated (A) by Parent pursuant to Section 8.01(g) (Adverse Recommendation Change) or (B) by Parent or the Company pursuant to Section 8.01(d) (Failure to Obtain Company Stockholder Approval) if, at the time of such termination pursuant to Section 8.01(d) (Failure to Obtain Company Stockholder Approval), Parent would have been entitled to terminate this Agreement pursuant to Section 8.01(g) (Adverse Recommendation Change); or

(ii) (A) this Agreement is terminated by (1) Parent or the Company pursuant to Section 8.01(b) (End Date) (but in the case of termination by the Company pursuant to Section 8.01(b), only if at such time (x) Parent had the right to terminate this Agreement pursuant to Section 8.01(b) (End Date) and (y) the Company did not have the right to terminate this Agreement pursuant to Section 8.01(c) or Section 8.01(f)), (2) Parent or the Company pursuant to Section 8.01(d) (Failure to Obtain Company Stockholder Approval) or (3) Parent pursuant to Section 8.01(e) (Company Breach); (B) prior to (1) such termination, in the case of a termination pursuant to Section 8.01(b) (End Date) or Section 8.01(e) (Company Breach), or (2) the Stockholders’ Meeting, in the case of a termination pursuant to Section 8.01(d) (Failure to Obtain Company Stockholder Approval), an Acquisition Proposal shall have been made publicly or to the Company Board, and not publicly withdrawn; and (C) within twelve (12) months of the date this Agreement is terminated the Company (1) consummates an Acquisition Proposal or (2) enters into a definitive agreement for an Acquisition Proposal that is subsequently consummated (whether or not such consummation occurs during such twelve (12) month period); provided, that, for purposes of this Section 8.02(c)(ii), all percentages in the definition of Acquisition Proposal shall be replaced with fifty percent (50%);

then the Company shall pay Parent the Termination Fee by wire transfer of same-day funds to an account designated by Parent (A) in the case of Section 8.02(c)(i), within two (2) Business Days after such termination or (B) in the case of Section 8.02(c)(ii) on the date that the Company consummates, and contingent upon the consummation of, the Acquisition Proposal.

(d) In the event that this Agreement has been terminated and Parent is entitled to receive payment of the Termination Fee pursuant to Section 8.02(c)(i), then the receipt of the Termination Fee shall be deemed to be Parent’s sole remedy for any and all losses or damages suffered or incurred by Parent, Merger Sub and their respective Affiliates in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, the Company shall have no further liability, whether pursuant to a claim at law or in equity, to Parent, Merger Sub and their respective Affiliates in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub or any of their respective Affiliates shall be entitled to bring or maintain any Proceeding against the Company, any of its Affiliates or any of their respective directors, officers and employees for damages or any equitable relief arising out of or in connection with this Agreement (other than equitable relief brought against the Company to require payment of the Termination Fee), any of the Transactions or any matters forming the basis for such termination; provided, however, that nothing in this Agreement, nor the termination of this Agreement, will relieve any party hereto from any liability for a Willful Breach. For the avoidance of doubt, the Company shall not be required to pay the Termination Fee on more than one occasion.

(e) Each of the Company, Parent and Merger Sub acknowledges that (i) the agreements contained in this Section 8.02 are reasonable and an integral part of the Agreement, (ii) without these agreements, the parties would not have entered into this Agreement and (iii) if the Company fails to pay the Termination Fee as required by this Agreement and Parent and/or Merger Sub commences a suit which results in a final, non-appealable judgment against the Company for the Termination Fee or any portions thereof, then the Company shall pay Parent and/or Merger Sub its reasonable and documented costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit. Notwithstanding anything herein to the contrary, Parent and Merger Sub may concurrently seek (1) specific performance or other equitable relief in accordance Section 9.09 and (2) payment of the Termination Fee or other monetary damages in accordance with this Agreement, but under no circumstances will Parent and Merger Sub be permitted or entitled to receive both a grant of specific performance that results in the occurrence of the Closing pursuant to Section 9.09 and the Termination Fee or other monetary damages.

ARTICLE 9

MISCELLANEOUS

Section 9.01 Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered if delivered in person, (b) on the fifth (5th) Business Day after dispatch by registered or certified mail, (c) on the next Business Day if transmitted by national overnight courier or (d) on the date delivered (without receiving any notice of non-delivery) if sent by e-mail prior to 5:00 p.m. Central Time or on the next day if sent by e-mail after 5:00 p.m. Central Time, in each case as follows:

if to Parent, Merger Sub or the Surviving Corporation, to:

Darden Restaurants, Inc.

1000 Darden Center Drive

Orlando, Florida 32837

Attn: Matthew R. Broad

Email: mbroad@darden.com

with a copy to (which shall not constitute notice):

Hunton Andrews Kurth LLP

951 E. Byrd Street

Richmond, VA 23219

Attn:  Charles Brewer

 Steven M. Haas

Email:  cbrewer@hunton.com

 shaas@hunton.com

if to the Company (prior to the Merger) to:

Chuy’s Holdings, Inc.

1623 Toomey Rd.

Austin, Texas 78704

Attn: Steven J. Hislop

Email: sjhislop@chuys.com

with a copy to (which shall not constitute notice):

Winston & Strawn LLP

2121 North Pearl Street, Suite 900

Dallas, TX 75201

Attn:  Charles T. Haag

 Justin Reinus

Email:  chaag@winston.com

 jreinus@winston.com

Section 9.02 No Survival. The covenants, agreements, representations and warranties contained herein or in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time; provided, however, that this Section 9.02 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.03 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that following receipt of the Company Stockholder Approval, no amendment may be made that requires the further approval of the stockholders of the Company under the DGCL unless the required further approval is obtained.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.04 Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, whether or not the Merger is consummated. For the avoidance of doubt, Parent shall pay all filing fees payable pursuant to the HSR Act.

Section 9.05 Assignment; Benefit. This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, that Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (a) one or more of its Affiliates at any time or (b) at or after the Effective Time, to any debt financing sources for purposes of creating a security interest herein or otherwise assigning this Agreement as collateral in respect of such secured debt financing, but no such assignment by Parent or Merger Sub shall relieve them of their obligations hereunder. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except for, from and after the Effective Time, (i) the rights of the Company’s stockholders to receive the Per Share Merger Consideration pursuant to Article 2, (ii) the rights of the holders of Company Equity Awards to receive the payments in respect thereof pursuant to Section 2.06 and (iii) the rights of the Covered Persons pursuant to Section 6.08. The parties hereto further agree that the rights of third-party beneficiaries under this Section 9.05 shall not arise unless and until the Merger is consummated.

Section 9.06 Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the Merger, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State.

Section 9.07 Jurisdiction. The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought in the Court of Chancery of the State of Delaware, or if that court does not have jurisdiction, any state or federal court sitting in the State of Delaware. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of each such court in respect of any Proceeding arising out of or relating to this Agreement or the Transactions, or relating to enforcement of any of the terms of this Agreement, and hereby irrevocably waives, and agrees not to assert, as a defense in any such Proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the Proceeding is brought in an inconvenient forum, that the venue of the Proceeding is improper or that this Agreement or the Transactions may not be enforced in or by such courts. Each party hereto agrees that notice or the service of process in any Proceeding arising out of or relating to this Agreement or the Transactions shall be properly served or delivered if delivered in the manner contemplated by Section 9.01 or in any other manner permitted by law.

Section 9.08 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY AND IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.08.

Section 9.09 Specific Performance; Remedies.

(a) Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereto will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b) The parties hereto agree that irreparable injury, for which monetary damages would not be an adequate remedy, will occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. It is agreed that prior to the valid termination of this Agreement pursuant to Section 8.01, each party hereto shall be entitled to an injunction or injunctions to (i) prevent or remedy any breaches or threatened breaches of this Agreement by any other party, (ii) enforce specifically the performance of the terms and provisions hereof, and (iii) any further equitable relief, this being in addition to any other remedy to which such party entitled under the terms of this Agreement at law or in equity.

(c) For the avoidance of doubt, in no event shall the exercise of either party’s right to seek specific performance pursuant to this Section 9.09 reduce, restrict or otherwise limit such party’s right to terminate this Agreement pursuant to Article 8 and/or pursue all applicable remedies at law or in equity.

(d) The parties’ rights in this Section 9.09 are an integral part of the Transactions and each party hereby waives any objections to any remedy referred to in this Section 9.09 (including any objection on the basis that there is an adequate remedy at Law). In the event any party hereto seeks any remedy referred to in this Section 9.09, such party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.

Section 9.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such a determination, the parties hereto agree to negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 9.11 Entire Agreement. This Agreement, the Company Disclosure Letter, the exhibits and schedules to this Agreement and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect thereto.

Section 9.12 Rules of Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.

Section 9.13 Company Disclosure Letter. The parties hereto agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties of the Company that are set forth in the corresponding Section or subsection of this Agreement and (b) any other representations and warranties of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties is reasonably apparent on the face of such disclosure. The inclusion of an item in the Company Disclosure Letter as an exception to a representation or warranty of the Company set forth in this Agreement shall not be construed as an admission or indication by the Company of any non-compliance with, or breach or violation of, any third-party rights, Contract, Law or Order, such disclosures having been made solely for the purposes of creating exceptions to the representations and warranties of the Company set forth in this Agreement or of disclosing any information required to be disclosed under this Agreement.

Section 9.14 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

DARDEN RESTAURANTS, INC.

By:	/s/ Rajesh Vennam
Name:	Rajesh Vennam
Title:	Senior Vice President, Chief Financial Officer

CHEETAH MERGER SUB INC.

By:	/s/ Anthony G. Morrow
Name:	Anthony G. Morrow
Title:	President

CHUY’S HOLDINGS, INC.

By:	/s/ Steven J. Hislop
Name:	Steven J. Hislop
Title:	President and Chief Executive Officer

Exhibit A

Form of Amended and Restated Certificate of

Incorporation of the Surviving Corporation

[Omitted]